EXHIBIT (a)(1)(i)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SERIES B SHARES INCLUDING SERIES B SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
OF

BANCO SANTANDER MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO

 AT
Ps.24.52 PER SERIES B SHARE

 AND

THE U.S. DOLLAR EQUIVALENT OF Ps.122.6 PER AMERICAN DEPOSITARY SHARE

 BY

BANCO SANTANDER, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 8, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain (“Purchaser”), is making an all cash tender offer pursuant to this offer to purchase (the “U.S. Offer to Purchase”), in addition to a concurrent separate all cash tender offer on equivalent terms (the “Mexican Offer,” and together with the U.S. Offer (as defined below), the “Offers”) pursuant to other offering documents presented before the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (“CNBV”), to acquire all the issued and outstanding (i) Series B shares (the “Series B Shares”) of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México (the “Company”) and (ii) American Depositary Shares (each of which represents five Series B Shares) of the Company (the “ADSs,” and together with the Series B Shares, the “Shares”), in each case other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date (as defined below) as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS (the “U.S. Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase and the related materials, including the acceptance for Series B Shares (the “Acceptance for Series B Shares”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal”) which, together with any amendments or supplements, collectively constitute the “U.S. Offer.” The ADSs were issued under a facility created pursuant to the Amended and Restated Deposit Agreement, dated as of October 1, 2022, by and among the Company, Citibank, N.A., as ADS Depositary (the “Depositary”), and all holders and beneficial owners from time to time of ADSs issued thereunder (such Amended and Restated Deposit Agreement, as further amended or amended and restated from time to time, the “Deposit Agreement”).

The U.S.$/Ps. exchange rate as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México) for February 1, 2023 was Ps. 18.7937/U.S. dollar.

This U.S. Offer to Purchase relates to the U.S. Offer and is being sent to all holders of Series B Shares that are residents of, or located in, the United States and to all holders of ADSs, wherever located. Separate offering documents relating to the Mexican Offer are being published in Mexico and made available to all holders of Series B Shares that are not residents of the United States. IF YOU ARE NOT A U.S. HOLDER, YOU MAY NOT TENDER YOUR SERIES B SHARES INTO THE U.S. OFFER. ADSs MAY NOT BE TENDERED IN THE MEXICAN OFFER.

The U.S. Offer is conditioned upon certain conditions set forth in “The U.S. Offer―Section 11. Conditions to the U.S. Offer” of this U.S. Offer to Purchase (the “U.S. Offer Conditions”). We expressly reserve the right to waive any U.S. Offer Condition. The U.S. Offer is not subject to any financing or minimum tender condition.

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A holder of ADSs tendering ADSs in the U.S. Offer will not bear any ADS cancellation fees (the Purchaser will pay such ADS cancellation fees for tendering holders of ADSs) or any ADS cash distribution fees payable to the Depositary. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. A holder of ADSs that does not tender its ADSs in the U.S. Offer and who continues to hold their ADSs until the Deposit Agreement Termination Date (as defined below) will not have to pay ADS cancellation fees if their ADSs are cancelled following the Deposit Agreement Termination Date (the Purchaser will pay such ADS cancellation fees). However, such holders of ADSs that do not tender their ADSs in the U.S. Offer and who continue to hold their ADSs until the Deposit Agreement Termination Date will have to pay ADS cash distribution fees to the Depositary if the ADSs are cancelled following the Deposit Agreement Termination Date and any sale of underlying Series B Shares by the Depositary, as set forth herein. See “Summary Term Sheet―What fees will I have to bear?”

Following the Offers, Purchaser intends to (i) deregister the Series B Shares from the Mexican National Securities Registry (Registro Nacional de Valores), maintained by the CNBV, and delist the Series B Shares from the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) (“BMV”), and (ii) remove the ADSs from listing on the New York Stock Exchange (“NYSE”) and, if at any time after completion of the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, remove the Shares from registration under Sections 12(g) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the Mexican Securities Market Law (Ley del Mercado de Valores) (the “Mexican Securities Market Law”), subject to certain requirements, a public tender offer for all shares of a company registered with the Mexican National Securities Registry of the CNBV (excluding shares held by controlling shareholders) must have been completed prior to cancelling the registration of such company’s shares with the Mexican National Securities Registry of the CNBV. The purpose of the Offers is to satisfy the public tender offer requirement under Mexican law described above.

If Purchaser does not acquire all of the outstanding Shares, holders of Series B Shares that have not tendered their shares in the Offers will have the right, but not the obligation, to sell their Series B Shares to Purchaser pursuant to the Statutory Sell-out (as defined herein). For further information, see “The U.S. Offer—Section 1. Terms of the U.S. Offer.”

The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the U.S. Offer to holders of the Shares. This U.S. Offer to Purchase, the related Acceptance for Series B Shares, the ADS Letter of Transmittal and other related materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Shares.

The Company is a Mexican company and Mexican law governs the duties and obligations of the Company’s board of directors. As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not stated its position to its shareholders in connection with the Offers. However, under Mexican law, within ten (10) Mexican business days after the commencement of the Mexican Offer, the board of directors of the Company is required to prepare and disclose, with the prior opinion of the corporate practices committee, (i) an opinion on the price of the Mexican Offer, and (ii) any conflicts of interests which each of the board members may have in connection with the Mexican Offer. Furthermore each member of the board and the chief executive officer of the Company shall disclose, together with the opinion described in (i) above, the decision they will take with respect to the Series B Shares held by them in connection with the Mexican Offer. In addition, under U.S. law, within ten (10) U.S. business days after the commencement of the U.S. Offer, the Company is required to file with the U.S. Securities and Exchange Commission (the “SEC”) and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. This U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by the Company within ten (10) days from the date of this U.S. Offer to Purchase with the SEC contain important information and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

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Unless otherwise specified, all references herein to “U.S. business days” refer to business days within the meaning of Rule 14d-1(g)(3) of the Exchange Act and all references to “Mexican business days” refer to business days in Mexico.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The U.S. Offer commenced on February 7, 2023 and will expire at 5:00 p.m., New York City time (the “Expiration Time”), on March 8, 2023 (as it may be extended as set forth in this U.S. Offer to Purchase but not including the Statutory Sell-out, if applicable, the “Expiration Date”).

This U.S. Offer to Purchase, the Acceptance for Series B Shares and the ADS Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the U.S. Offer.

February 7, 2023

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IMPORTANT

In this document, references to “U.S. dollars,” “U.S.$” or “dollars” are to U.S. currency and references to “Mexican pesos,” “pesos” or “Ps.” are to Mexican currency. Solely for the convenience of the reader, certain peso amounts have been converted into U.S. dollars at specified rates. These conversions should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate.

If you wish to tender all or any portion of your ADSs and/or Series B Shares in the U.S. Offer, this is what you must do:

Tenders by Holders of ADSs. If you are a holder of ADSs, regardless of where you are located, and if you intend to tender all or any portion of your ADSs in the U.S. Offer, you must follow the procedures below, as applicable.

•	If you are a registered holder of American Depositary Receipts evidencing ADSs (“ADRs”), you must properly complete and duly execute the enclosed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to Citibank, N.A., the tender agent for the U.S. Offer (the “Tender Agent”), at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before the Expiration Time on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

•	If you are a registered holder of uncertificated ADSs on the books of the Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before the Expiration Time on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

•	If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact your broker, dealer, commercial bank, trust company or other securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your broker, dealer, commercial bank, trust company or other securities intermediary before the Expiration Time on the Expiration Date. Further, before the Expiration Time on the Expiration Date, the Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant (an “Agent’s Message”). DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time on the Expiration Date for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

•	If you are a DTC participant and hold ADSs in a DTC account as a DTC participant, you must tender your ADSs through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer by causing DTC to transfer the ADSs in your participant’s account to the Tender Agent. An Agent’s Message must be transmitted by DTC and received by the Tender Agent prior to the Expiration Time on the Expiration Date to validly tender ADSs pursuant to the U.S. Offer.

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If you hold ADSs and cannot deliver everything that is required in order to make a valid tender of ADSs by the Expiration Time on the Expiration Date, you may be able to use a “guaranteed delivery” procedure, which is described in this U.S. Offer to Purchase. See “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

Although the U.S. Offer Price for ADSs is denominated in Mexican pesos, the U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be paid to holders of ADSs in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. The U.S. Offer Price paid to holders of ADSs will be converted into U.S. dollars based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México). The converted amounts will be deposited by Purchaser with the Tender Agent for payment to holders of ADSs. All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.

Detailed instructions are contained in the ADS Letter of Transmittal and in “The U.S. Offer―Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.” See the back cover of this U.S. Offer to Purchase for contact information for the Tender Agent. Do NOT send any ADRs, the ADS Letter of Transmittal or any related documents to Purchaser, Information Agent, Casa de Bolsa Santander (as defined herein) or the Depositary.

Tenders by U.S. Holders of Series B Shares. If you are a resident of, or located in, the United States, you hold Series B Shares that are not represented by ADSs and you wish to tender all or a portion of your Series B Shares in the U.S. Offer, you must contact your securities intermediary or, if you hold your Series B Shares directly through a participant in S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), you must contact such participant. If you are not a U.S. holder, you may not tender your Series B Shares into the U.S. Offer. U.S. holders of Series B Shares participating in the U.S. Offer must cause the applicable participant in Indeval (which may be a securities intermediary or a Mexican subcustodian) through which they hold their Series B Shares to complete, sign and submit the Acceptance for Series B Shares, and to transfer, free of payment through the Indeval system in Mexico the applicable Series B Shares to Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander México (“Casa de Bolsa Santander”) prior to the Expiration Time on the Expiration Date, in order for the Series B Shares to be validly tendered. Casa de Bolsa Santander is not carrying out any activities in connection with the U.S. Offer, either as an agent of Purchaser or otherwise and will not be engaging in communications with U.S. holders relating to the U.S. Offer. Casa de Bolsa Santander will only accept Acceptances for Series B Shares received directly from Indeval participants in Mexico. U.S. holders should not (i) deliver any Acceptances for Series B Shares or other documentation to Casa de Bolsa Santander (ii) contact Casa de Bolsa Santander or (iii) send any Acceptance for Series B Shares to the Tender Agent. You should consult your securities intermediary or participant to determine the cut-off time and date applicable to you and whether you will be charged any transaction or service fee. Securities intermediaries and participants are likely to establish cut-off times and dates that are earlier than the Expiration Time on the Expiration Date for receipt of instructions to tender Series B Shares. For more information, see “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares” of this U.S. Offer to Purchase.

U.S. holders of Series B Shares should NOT send any Acceptance for Series B Shares or any related documents to Casa de Bolsa Santander, Purchaser, the Information Agent, the Tender Agent or the Depositary. Casa de Bolsa Santander will only accept Acceptances for Series B Shares received directly from Indeval participants in Mexico.

References herein to Casa de Bolsa Santander are solely to Casa de Bolsa Santander acting in its capacity as intermediary and settlement agent in connection with tenders by U.S. holders of Series B Shares (through participants in Indeval) and not in any other capacity. Casa de Bolsa Santander is not registered as a broker or dealer in the United States and will not be engaging in direct or indirect communications relating to the U.S. Offer. The receipt by Casa de Bolsa Santander of an Acceptance for Series B Shares from Indeval participants in Mexico and any other references to Casa de Bolsa Santander shall not be construed as any such form of communication and shall not imply that Casa de Bolsa Santander is carrying out any activity in connection with the U.S. Offer, either as an agent of Purchaser or otherwise.

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________________

Questions and requests for assistance, including information on how to tender your Series B Shares or ADSs, may be directed to Morrow Sodali International LLC, the information agent for the U.S. Offer (the “Information Agent”), at toll free (800) 662-5200 or opasantander@investor.morrowsodali.com.

See the back cover of this U.S. Offer to Purchase for additional contact information. Requests for additional copies of this U.S. Offer to Purchase, the Acceptance for Series B Shares, the ADS Letter of Transmittal, and other related materials may also be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other securities intermediary for assistance.

________________

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table of contents

________________

Page

Summary Term Sheet	1
Introduction	13
Special Factors	16
1. Background	16
2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer	18
3. The Current Status of the Recommendation by the Company’s Board of Directors	21
4. Position of Purchaser Regarding Fairness of the U.S. Offer	21
5. Effects of the U.S. Offer	23
6. Conduct of the Company’s Business if the U.S. Offer Is Not Completed	24
7. Appraisal Rights; Rule 13e-3	24
8. Related Party Transactions	25
9. Interests of Certain Persons in the U.S. Offer	25
The U.S. Offer	26
1. Terms of the U.S. Offer	26
2. Acceptance for Payment and Payment for Shares	29
3. Procedures for Accepting the U.S. Offer and Tendering Shares	31
4. Withdrawal Rights	37
5. Certain U.S. and Mexican Federal Income Tax Consequences	39
6. Price Range of Shares; Dividends	43
7. Certain Information Concerning the Company	45
8. Certain Information Concerning Purchaser	46
9. Source and Amount of Funds	47
10. Dividends and Distributions	47
11. Conditions to the U.S. Offer	47
12. Expected Effects of the U.S. Offer on the Market for ADSs; NYSE Delisting; SEC Deregistration; Deposit Agreement Termination; Margin Regulations	48
13. Certain Legal Matters; Regulatory Approvals	51
14. Fees and Expenses	51
15. Miscellaneous	51

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Summary Term Sheet

Banco Santander, S.A., as Purchaser, is offering to purchase in concurrent separate tender offers all outstanding (i) Series B Shares and (ii) in the U.S. Offer only, ADSs, in each case other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any ADS cancellation fees (the Purchaser will pay such ADS cancellation fees for tendering holders of ADSs) or any ADS cash distribution fees payable to the Depositary. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. A holder of ADSs that does not tender its ADSs in the U.S. Offer and who continues to hold their ADSs until the Deposit Agreement Termination Date will not have to pay ADS cancellation fees if their ADSs are cancelled following the Deposit Agreement Termination Date (the Purchaser will pay such ADS cancellation fees). However, such holders of ADSs that do not tender their ADSs in the U.S. Offer and who continue to hold their ADSs until the Deposit Agreement Termination Date will have to pay ADS cash distribution fees to the Depositary if the ADSs are cancelled following the Deposit Agreement Termination Date and any sale of underlying Series B Shares by the Depositary, as set forth herein.

All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the U.S. Offer Price for Series B Shares or ADSs pursuant to the U.S. Offer. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal, and you should carefully read this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this U.S. Offer to Purchase and in the Acceptance for Series B Shares and the ADS Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the U.S. Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless otherwise indicated or the context otherwise requires, all references in this U.S. Offer to Purchase to “we,” “our” or “us” refer to Purchaser. The information concerning the Company contained herein and elsewhere in this U.S. Offer to Purchase has been provided to Purchaser by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the SEC or other public sources at the time of the U.S. Offer. Purchaser has not independently verified the accuracy or completeness of such information.

Who is offering to buy my securities?

Banco Santander, S.A. is a company organized under the laws of the Kingdom of Spain. As of the date of this U.S. Offer to Purchase, we own, directly or indirectly, approximately 96.2% of the Company’s issued and paid-in capital, consisting of 3,464,309,145 Series F shares (or 100% of the total issued Series F shares of the Company) and 3,061,749,167 Series B Shares (or 92.2% of the total issued Series B shares). Further details on our affiliation with the Company can be found in Schedule 13D filed with the SEC on December 17, 2021. See also “The U.S. Offer―Section 8. Certain Information Concerning Purchaser.”

What securities are you offering to purchase?

We are offering to purchase, on the terms and subject to the satisfaction and/or waiver of certain conditions as set out in this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal, all of the outstanding Series B Shares, including Series B Shares represented by ADSs, that Purchaser or its affiliates do not already own. Outstanding Series B Shares do not include 5,671,453 issued Series B Shares held by the Company as treasury shares, nor 883,785,133 unissued and unsubscribed Series B Shares, which are authorized, unsubscribed and held by the Company as treasury shares. See the “Introduction” to this U.S. Offer to Purchase, “The U.S. Offer—Section 1. Terms of the U.S. Offer” and “The U.S. Offer—Section 11. Conditions to the U.S. Offer.”

How much are you offering to pay for my Series B Shares and ADSs, and what is the form of payment?

We are offering to pay Ps.24.52 in cash per Series B Share or, in the U.S. Offer only, the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal.

The amount we are offering to pay per Series B Share complies with the minimum offer price requirement under the Mexican Securities Market Law and represents the greater of (i) the volume-weighted average price of the transactions executed with Series B Shares on the BMV during each of the thirty (30) trading days prior to commencement of the Offers (for a period not to exceed six (6) months) (Ps.23.33) and (ii) the book value of each Series B Share in accordance with the Company’s last quarterly report filed with the CNBV and the BMV prior to the launch of the Offers (Ps.24.52), and in each case the U.S. dollar equivalent with respect to each ADS.

All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the U.S. Offer Price for Series B Shares or ADSs pursuant to the U.S. Offer.

Will I have to pay any brokerage fees or commissions or other charges?

If you are the record owner of Series B Shares or ADSs and you tender your securities to us in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own Series B Shares or ADSs through a broker or other securities intermediary, and your broker or other securities intermediary tenders your securities on your behalf, you will be responsible for any fees or commissions they may charge you in connection with such tender. In addition, you will be responsible for all governmental charges and taxes payable in connection with tendering your Series B Shares or ADSs.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any ADS cancellation fees (the Purchaser will pay such ADS cancellation fees for tendering holders of ADSs) or any ADS cash distribution fees payable to the Depositary. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. A holder of ADSs that does not tender its ADSs in the U.S. Offer and who continues to hold their ADSs until the Deposit Agreement Termination Date will not have to pay ADS cancellation fees if their ADSs are cancelled following the Deposit Agreement Termination Date (the Purchaser will pay such ADS cancellation fees). However, such holders of ADSs that do not tender their ADSs in the U.S. Offer and who continue to hold their ADSs until the Deposit Agreement Termination Date will have to pay ADS cash distribution fees to the Depositary if the ADSs are cancelled following the Deposit Agreement Termination Date and any sale of underlying Series B Shares by the Depositary, as set forth herein. You should consult your broker or securities intermediary to determine whether any charges will apply.

See also below “What fees will I have to bear?” and “Introduction”.

Do you have the financial resources to make payment?

Yes. We have sufficient resources available to us to make the payment for your Shares. We estimate the total amount of funds necessary to purchase all of the outstanding Series B Shares and ADSs pursuant to the U.S. Offer to be approximately Ps.6.259 million (approximately U.S.$333 million calculated using an exchange rate of Ps. 18.7937/U.S. dollar as of February 1, 2023, as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)), excluding related transaction fees, costs and expenses.

We intend to finance the U.S. Offer with cash on hand.

For further information, see also “The U.S. Offer—Section 9. Source and Amount of Funds.”

Is your financial condition material to my decision to tender in the U.S. Offer?

No. Our financial condition should not be relevant to your decision whether to tender Series B Shares and/or ADSs into the U.S. Offer because:

•	you will receive payment solely in cash for any Series B Shares or ADSs that you tender into the U.S. Offer;

•	the U.S. Offer is for 100% of the outstanding Series B Shares and ADSs;

•	as described above, we have sufficient funds to purchase all Series B Shares and ADSs validly tendered, and not validly withdrawn, in the U.S. Offer; and

•	the consummation of the U.S. Offer is not subject to any financing or minimum tender condition.

See also “Introduction,” “Special Factors—Section 5. Effects of the U.S. Offer,” “The U.S. Offer—Section 9. Source and Amount of Funds” and “The U.S. Offer—Section 11. Conditions to the U.S. Offer” for further information.

What are the most significant conditions to the U.S. Offer?

The U.S. Offer is subject to the conditions set forth in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” section of this U.S. Offer to Purchase, including, without limitation, that all governmental approvals and authorizations required in connection with the Offers shall have been obtained and shall have not been revoked or amended, modified or supplemented in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the completion of the Offers; the absence of any governmental, judicial, legislative or regulatory developments (or threat thereof) that would adversely impact the ability to consummate the Offers or which entail additional risks; the absence of any material adverse change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, and the satisfaction of other customary conditions. Consummation of the U.S. Offer is not conditioned on obtaining financing or any minimum tender threshold.

Is there an agreement governing the U.S. Offer?

No. There is no agreement in place between Purchaser and the Company governing the U.S. Offer.

However, pursuant to the Mexican Securities Market Law, unless all Shares of the Company are tendered in the Offers, Purchaser and the Company will enter into a trust agreement (contrato de fideicomiso) on the same Mexican business day as the date of the cancellation of the registration of the Series B Shares with the National Securities Registry of the CNBV. Pursuant to such agreement, Purchaser and the Company will incorporate the Repurchase Trust (as defined below) in order to give effect to the Statutory Sell-out, and the Company, as trustee, will agree to manage the funds contributed by Purchaser to pay for the same consideration offered in the Mexican Offer any Series B Shares that are sold to the Repurchase Trust during the term of the Statutory Sell-out. Purchaser and the Company will incorporate the Repurchase Trust on the date of the cancellation of the registration of the Series B Shares with the Mexican National Securities Registry of the CNBV. See “The U.S. Offer—Section 1. Terms of the U.S. Offer.”

What does the Company’s Board of Directors think of the U.S. Offer?

Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México is a Mexican company and Mexican law governs the duties and obligations of the Company’s board of directors. As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not stated its position to its shareholders in connection with the Offers. However, under Mexican law, within ten (10) Mexican business days after the commencement of the Mexican Offer, the board of directors of the Company is required to prepare and disclose, with the prior opinion of the corporate practices committee, (i) an opinion on the price of the Mexican Offer, and (ii) any conflicts of interests which each of the board members may have in connection with the Mexican Offer. Furthermore each member of the board and the chief executive officer of the Company shall disclose, together with the opinion described in (i) above, the decision they will take with respect to the Series B Shares held by them in connection with the Mexican Offer. In addition, under U.S. law, within ten (10) U.S. business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. See “Introduction,” “Special Factors—Section 1. Background” and “Special Factors—Section 3. The Current Status of the Recommendation by the Company’s Board of Directors.” A more complete description of the Company’s board of directors’ position regarding the U.S. Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.

What is your position as to the fairness of the U.S. Offer?

We believe that the U.S. Offer is in the best interest of the Company and its shareholders, and is fair to all of the shareholders of the Company other than Purchaser and its affiliates who own Shares (the “Unaffiliated Shareholders”), based upon the factors set forth under “Special Factors—Section 4. Position of Purchaser Regarding Fairness of the U.S. Offer.”

What is the market value of my Series B Shares/ADSs as of a recent date?

On October 20, 2022, the last trading day before Purchaser announced its intention to make concurrent cash tender offers in Mexico and the United States to acquire all of the Series B Shares and ADSs, the closing price of the ADSs reported on the NYSE was U.S.$5.39 per ADS. On February 1, 2023, the closing sales price of the ADSs on NYSE was U.S.$6.34 per ADS.

Do you have interests in the U.S. Offer that are different from my interests as a shareholder of the Company?

Yes. Our interests in the U.S. Offer are different from those of security holders of the Company being asked to tender their Shares in the U.S. Offer. If you tender your Shares in the U.S. Offer, you would cease to have any interest in the Company and would not have the opportunity to participate in the future earnings or growth, if any, of the Company and would not bear the burden of a future decrease, if any, in the value of the Company. In contrast, we would benefit from any future increase in the value of the Company and would also bear the burden of any future decrease in the value of the Company.

See “Special Factors—Section 2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer.”

Has the Purchaser made any tender offers to purchase Series B Shares and ADSs in the past?

Yes. On March 23, 2021, Purchaser publicly announced a delisting tender offer in order to repurchase the outstanding Shares that it did not own. On June 8, 2021, Purchaser changed the terms of the tender offer so that it became a voluntary tender offer, instead of a delisting tender offer. On November 3, 2021, Purchaser announced concurrent cash tender offers in Mexico and the United States to acquire all the outstanding Shares at a price of Ps.26.50 for each Series B Share and the equivalent in U.S. dollars of Ps.132.50 for each outstanding ADS. The tender offers expired on December 7, 2021 and payment for the Series B Shares and ADSs tendered was made on December 10, 2021. As a result of such tender offers, Purchaser increased its ownership of the Company’s issued and paid-in capital from approximately 91.6% to 96.2%.

What is the purpose of the Offers?

The Offers are a necessary step to satisfy the public tender offer requirement under Mexican law to complete the deregistration and delisting of the Series B Shares and ADSs, as described below.

Following completion of the Offers, Purchaser intends to (i) deregister the Series B Shares from the Mexican National Securities Registry (Registro Nacional de Valores), maintained by the CNBV, and delist the Series B Shares from the BMV, and (ii) remove the ADSs from listing on the NYSE (the “NYSE Delisting”) and, if at any time after completion of the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, remove the Shares from registration under Sections 12(g) and 15(d) of the Exchange Act (the “SEC Deregistration”). On November 30, 2022, the Extraordinary General Shareholders’ Meeting of the Company adopted resolutions to undertake the foregoing.

Under the Mexican Securities Market Law, subject to certain requirements, a public tender offer for all shares of a company registered with the Mexican National Securities Registry of the CNBV (excluding shares held by controlling shareholders) must have been completed prior to cancelling the registration of such company’s shares with the Mexican National Securities Registry of the CNBV. Purchaser expects to conduct the Offers to satisfy the public tender offer requirement under Mexican law according to Article 108 of the Mexican Securities Market Law.

What will happen if I do not tender my Shares in the U.S. Offer and instead choose to retain them?

Pursuant to the Mexican Securities Market Law, unless all Shares of the Company are tendered in the Offers, Purchaser and the Company will incorporate a repurchase trust (fideicomiso) (a “Repurchase Trust”) on the date of the cancellation of the registration of the Company’s Series B Shares with the Mexican National Securities Registry of the CNBV. Holders of Series B Shares that remain outstanding following completion of the Offers will have the right, but not the obligation, to sell their Series B Shares to the Repurchase Trust at any time during a period of six (6) months from the date the Repurchase Trust is incorporated for the same cash consideration that they would have received during the Mexican Offer in respect of their Series B Shares (the “Statutory Sell-out”). Under Mexican law and regulations, the Statutory Sell-out will not be treated as a tender offer in Mexico or a subsequent offering period of the Mexican Offer. For additional information, see “Will there be a subsequent offering period? If so, when will such period begin?”

The Company intends to direct the Depositary to terminate the Deposit Agreement following completion of the initial offer period (the “Deposit Agreement Termination”). Upon receipt of such instruction, the Depositary will terminate the Deposit Agreement by distributing a notice of such termination to the holders of all ADSs then outstanding (if any) at least thirty (30) days prior to the date fixed in such notice for such termination (the “Deposit Agreement Termination Date”). Until the Deposit Agreement Termination Date, the Depositary will continue to perform all of its obligations under the Deposit Agreement, and the holders and beneficial owners of ADSs will be entitled to all of their rights under the Deposit Agreement. If any ADSs will remain outstanding after the Deposit Agreement Termination Date, the Depositary shall not, after the Deposit Agreement Termination Date, have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall, subject, in each case, to the terms and conditions of the Deposit Agreement, continue to (i) collect dividends and other distributions pertaining to Series B Shares, (ii) sell deposited property received in respect of Series B Shares, (iii) deliver Series B Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any other deposited property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the relevant holders and beneficial owners, in each case upon the terms set forth in the Deposit Agreement), and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

Pursuant to the Deposit Agreement, if any ADSs remain outstanding after the Deposit Agreement Termination Date, the Depositary may sell, at any time after such termination, at its sole discretion, the Series B Shares and any other deposited property underlying such ADSs, and shall after such sale convert the proceeds of such sale into U.S. dollars and hold un-invested the net U.S. dollar proceeds of such sale and conversion, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account, net of applicable fees, taxes and expenses, and without liability for interest, for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered. The proceeds of any such sale will be converted into U.S. dollars based on the U.S.$/Ps. exchange rate that the Depositary obtains at the time of completion of the sale, after deducting applicable conversion fees and expenses. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net U.S. dollar proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the relevant holders and beneficial owners, in each case upon the terms set forth in the Deposit Agreement), and (ii) as may be required at law in connection with the termination of the Deposit Agreement. The obligations under the terms of the Deposit Agreement of holders and beneficial owners of ADSs outstanding as of the date of the Deposit Agreement Termination Date shall survive such date and shall be discharged only when the applicable ADSs are presented by their holders to the Depositary for cancellation under the terms of the Deposit Agreement (except as specifically provided in the Deposit Agreement).

Although the specific date of the incorporation of the Repurchase Trust is currently uncertain (as the Repurchase Trust will be incorporated on the same Mexican business day as the date of the cancellation of the registration of the Series B Shares with the Mexican National Securities Registry of the CNBV, which could take several weeks following settlement of the Mexican Offer), Purchaser expects that the Deposit Agreement will be terminated prior to commencement, or during the term, of the subsequent offering period in connection with the Statutory Sell-out. As the Series B Shares are expected to be delisted from the BMV by the Deposit Agreement Termination Date, the Depositary may choose to sell to the Repurchase Trust during the term of the Statutory Sell-out any Series B Shares underlying ADSs that remain outstanding after the Deposit Agreement Termination Date. Any such sales to the Repurchase Trust would be for the same cash consideration in Mexican pesos that would have been paid in respect of such Series B Shares during the Mexican Offer, which the Depositary would then convert into U.S. dollars and hold un-invested for the pro rata benefit of holders of the ADSs then outstanding upon the terms of the Deposit Agreement (net of applicable fees, taxes and expenses), as set forth herein. However, under the terms of the Deposit Agreement, the Depositary is not required to make such sales to the Repurchase Trust and could choose to hold the Series B Shares or otherwise sell them to third parties.

There could be significant differences between the U.S.$/Ps. exchange rate used to effect the conversion of the amounts payable to holders of ADSs who tender their ADSs pursuant to the U.S. Offer (which will be calculated on the Expiration Date as set forth herein) and the U.S.$/Ps. exchange rate used by the Depositary to covert the proceeds of any sales of Series B Shares underlying ADSs that have not been surrendered at the time such sales are effected as set forth above (which exchange rate will be based on the exchange rate that the Depositary obtains at the time of completion of the sale). Rates of exchange between the U.S. dollar and the Mexican peso have been highly volatile in the past, and volatility may occur in the future. Fluctuations in exchange rates that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur in the future. In addition, fees and expenses in connection with to the U.S.$/Ps. conversions could vary significantly. The rate of exchange or the amounts exchanged or paid will be adjusted for local fees, taxes, and forward points as applicable, which could vary significantly between the conversion effected to pay holders of ADSs who tender their ADSs pursuant to the U.S. offer and the conversion effected by the Depositary to convert the proceeds of any sales of Series B Shares underlying ADSs.

Prior to such sales by the Depositary upon the Deposit Agreement Termination, if any, holders of ADSs who have not tendered their ADSs in the U.S. Offer may follow the steps under “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares—Sales of Series B Shares to the Repurchase Trust” (which would also be detailed in the notice of Deposit Agreement Termination that the Depositary circulates to the holders of ADSs then outstanding) to exchange their ADSs for the underlying Series B Shares and sell the underlying shares to the Repurchase Trust pursuant to the Statutory Sell-out following completion of the U.S. Offer. For such purposes, holders of ADSs will need to have an account with a Mexican nominee or confirm that their nominee is capable of receiving the underlying Series B Shares upon cancellation of the ADSs. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico for the purpose of participating in the Statutory Sell-out will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. See “Will I have to pay any brokerage fees or commissions or other charges?” The Mexican Securities Market Law does not contemplate the sale of ADSs to the Repurchase Trust pursuant to the Statutory Sell-out.

If you do not tender your Series B Shares or ADSs in the Offers or, if applicable, sell them pursuant to the Statutory Sell-out, or if your Shares are not otherwise sold by the Depositary as described herein in connection with the Deposit Agreement Termination, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares or ADSs and you would have limited rights to information. As stated above (see “What is the purpose of the Offers?”), Purchaser intends to cause the Company to delist the Series B Shares from the BMV and proceed with the deregistration of the Series B Shares and termination of reporting requirements under the Mexican Securities Market Law, the secondary provisions derived therefrom and the internal regulations of the BMV. In addition, Purchaser intends to take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the Deposit Agreement Termination and the NYSE Delisting. Upon completion of the NYSE Delisting, the ADSs would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Further, following the Deposit Agreement Termination Date, the Depositary will no longer provide services in respect of the ADSs, including registration of any transfers of ADSs, except for the limited services indicated above. Additionally, if at any time after completion of the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, Purchaser would seek to cause the Company to pursue the SEC Deregistration.

Remaining holders of Series B Shares following a SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of affiliates of the Company, as defined in Rule 144(a)(1) of the Securities Act, and persons holding restricted securities of the Company, as defined in Rule 144(a)(3) of the Securities Act, to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Moreover, after the NYSE Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

See also “Special Factors―Section 5. Effects of the U.S. Offer,” “Special Factors―Section 6. Conduct of the Company’s Business if the U.S. Offer Is Not Completed” and “The U.S. Offer―Section 12. Expected Effects of the U.S. Offer on the Market for ADSs; NYSE Delisting; SEC Deregistration; Deposit Agreement Termination; Margin Regulations.”

Do I need to do anything to retain my Series B Shares or ADSs?

No. If you want to retain your Series B Shares or ADSs, you do not need to take any action. However, following the Deposit Agreement Termination Date, the Depositary will no longer provide services in respect of the ADSs, including registration of any transfers of ADSs, except for the limited services indicated above (see “What will happen if I do not tender my Shares in the U.S. Offer and instead choose to retain them?”). Further, at any time after the Deposit Agreement Termination Date, the Depositary may, at its sole discretion, sell the Series B Shares then held under the Deposit Agreement, in an open market transaction or otherwise, including a sale to the Repurchase Trust (if then-constituted), and shall after such sale convert the proceeds of such sale into U.S. dollars and hold un-invested the net proceeds of such sale and conversion, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account, net of applicable fees, taxes and expenses, and without liability for interest, for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered.

What fees will I have to bear?

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any ADS cancellation fees (the Purchaser will pay such ADS cancellation fees for tendering holders of ADSs) or any ADS cash distribution fees payable to the Depositary. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. A holder of ADSs that does not tender its ADSs in the U.S. Offer and who continues to hold their ADSs until the Deposit Agreement Termination Date will not have to pay ADS cancellation fees if their ADSs are cancelled following the Deposit Agreement Termination Date (the Purchaser will pay such ADS cancellation fees). However, such holders of ADSs that do not tender their ADSs in the U.S. Offer and who continue to hold their ADSs until the Deposit Agreement Termination Date will have to pay ADS cash distribution fees to the Depositary if the ADSs are cancelled following the Deposit Agreement Termination Date and any sale of underlying Series B Shares by the Depositary, as set forth herein. You should consult your broker or securities intermediary to determine whether any charges will apply. See also “Will I have to pay any brokerage fees or commissions or other charges?” and “Introduction”.

How long do I have to decide whether to tender in the U.S. Offer? Can the U.S. Offer be extended?

You will have until 5:00 p.m., New York City time, on March 8, 2023 (unless extended or earlier terminated), to tender your Series B Shares and/or ADSs. See “The U.S. Offer—Section 1. Terms of the U.S. Offer.” Further, if you hold ADSs and cannot deliver everything that is required in order to make a valid tender of ADSs by that time, you may be able to use a “guaranteed delivery” procedure, which is described in this U.S. Offer to Purchase. See “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

If any of the U.S. Offer Conditions has not been satisfied or waived immediately prior to the Expiration Time on the Expiration Date, we may extend the U.S. Offer for one or more periods to permit such U.S. Offer Condition to be satisfied. We are also required to extend the U.S. Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or by any rule, regulation or position of NYSE or by any applicable U.S. federal securities law. If we extend the U.S. Offer, we will inform Citibank, N.A., which is the Tender Agent for the U.S. Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next U.S. business day after the day on which the U.S. Offer was scheduled to expire.

Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Time on the Expiration Date of the U.S. Offer in order to be able to tender your Shares prior to the expiration of the U.S. Offer. See “The U.S. Offer—Section 1. Terms of the U.S. Offer,” “The U.S. Offer—Section 2. Acceptance of Payment and Payment for Shares” and “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

If Purchaser does not acquire all of the outstanding Shares in the Offers, Holders of Series B Shares that remain outstanding thereafter will have the right, but not the obligation, to participate in the Statutory Sell-out. For further information, see “What will happen if I do not tender my Shares in the U.S. Offer and instead choose to retain them?”, “Will there be a subsequent offering period? If so, when will such period begin?” and “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.”

Will there be a subsequent offering period? If so, when will such period begin?

Purchaser intends to treat the Statutory Sell-out procedure described below as a six-month subsequent offering period to the U.S. Offer pursuant to Rule 14d-11. Under Mexican law and regulations, the Statutory Sell-out will not be treated as a tender offer in Mexico or a subsequent offering period of the Mexican Offer.

Pursuant to the Mexican Securities Market Law, unless all Shares of the Company are tendered in the Offers, Purchaser and the Company will incorporate the Repurchase Trust on the date of the cancellation of the registration of the Company’s Series B Shares with the Mexican National Securities Registry of the CNBV. Under the Statutory Sell-out, holders of Series B Shares that remain outstanding following completion of the Offers will have the right, but not the obligation, to sell their Series B Shares to the Repurchase Trust at any time during a period of six (6) months from the date the Repurchase Trust is incorporated for the same cash consideration that they would have received during the Mexican Offer in respect of their Series B Shares.

Holders of Series B Shares that wish to sell their Series B Shares to the Repurchase Trust during the term of the Statutory Sell-out must deliver a sale order (solicitud de venta) to the Company, which sale order must be accompanied by certain customary documentation set forth herein. Within five (5) Mexican business days from the date the Company receives such sale order from the relevant holder, the Company will either enter into a purchase agreement (contrato de compraventa) with the relevant holder based on a standard form used with all relevant holders or notify the relevant holder of any deficiencies or missing information in the sale order. The relevant holder will have ten (10) Mexican business days to cure any deficiencies or missing information in the sale order. The Company will pay the cash purchase price of the applicable Series B Shares within five (5) Mexican business days from the date that the Company receives a written confirmation that the relevant Series B Shares have been transferred to the Company’s securities account with Indeval, as will be more fully set forth in the payment conditions section (condiciones de pago) of the purchase agreement. Holders of Series B Shares who enter into a purchase agreement (contrato de compraventa) will not be permitted to withdraw or cancel the sale of their Series B Shares to the Repurchase Trust.

The Mexican Securities Market Law does not contemplate the sale of ADSs to the Repurchase Trust pursuant to the Statutory Sell-out. Holders of ADSs who do not tender their ADSs in the U.S. Offer may, subject as indicated above in connection with the Deposit Agreement Termination, exchange their ADSs for the underlying Series B Shares and sell the underlying shares in the Statutory Sell-out following completion of the U.S. Offer. For such purposes, holders of ADSs will need to have an account with a Mexican nominee or confirm that their nominee is capable of receiving the underlying Series B Shares upon cancellation of the ADSs. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico for the purpose of participating in the Statutory Sell-out will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. See “Will I have to pay any brokerage fees or commissions or other charges?” Further, following the Deposit Agreement Termination Date, the Depositary would be permitted to, in accordance with the terms of the Deposit Agreement, sell any remaining Series B Shares then held by it (which are represented by any ADSs that have not been surrendered for cancellation), including to the Repurchase Trust (if then-constituted). Any such sale would be at the sole discretion of the Depositary. For additional information, see “What will happen if I do not tender my Shares in the U.S. Offer and instead choose to retain them?” A holder of ADSs that cancels the ADSs following the sale of underlying Series B Shares by the Depositary as set forth herein would not have to pay ADS cancellation fees to the Depositary (the Purchaser will pay such ADS cancellation fees) but would have to pay ADS cash distribution fees to the Depositary. See “Will I have to pay any brokerage fees or commissions or other charges?”

Can I tender my Series B Shares and/or ADSs into the U.S. Offer?

If you are a holder of ADSs or are a U.S. holder of Series B Shares, you can tender them into the U.S. Offer, and you will receive Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Acceptance for Series B Shares and the related ADS Letter of Transmittal, as applicable. If you are a non-U.S. holder of Series B Shares, you cannot tender into the U.S. Offer and will instead need to tender into the Mexican Offer and receive Ps.24.52 in cash per Series B Share.

Can I tender my ADSs in the Mexican Offer?

No. Holders of ADSs may only tender their ADSs in the U.S. Offer through the Tender Agent and are not eligible to directly tender their ADSs into the Mexican Offer.

If I am a U.S. holder of Series B Shares, can I tender my Series B Shares in the Mexican Offer?

Yes. Any U.S. holder of Series B Shares holding such Series B Shares through a Mexican broker or other Mexican securities intermediary may tender such Series B Shares in the Mexican Offer through such U.S. holder’s Mexican broker or other Mexican securities intermediary, pursuant to the terms and conditions set forth in the offering memorandum (folleto informativo) related to such Mexican Offer, which may be found in the websites of the BMV (www.bmv.com.mx), the CNBV (www.gob.mx/cnbv) and Purchaser (www.santander.com).

How do I participate in the U.S. Offer?

If you wish to tender all or any portion of your ADSs and/or Series B Shares in the U.S. Offer, this is what you must do:

Tenders by Holders of ADSs. If you are a holder of ADSs, regardless of where you are located, and if you intend to tender all or any portion of your ADSs in the U.S. Offer, you must follow the procedures below, as applicable.

•	If you are a registered holder of ADRs, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to the Tender Agent, at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before the Expiration Time on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under a Medallion Guarantee.

•	If you are a registered holder of uncertificated ADSs on the books of the Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before the Expiration Time on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

•	If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact your broker, dealer, commercial bank, trust company or other securities intermediary and have such securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your broker, dealer, commercial bank, trust company or other securities intermediary before the Expiration Time on the Expiration Date. Further, before the Expiration Time on the Expiration Date, the Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) an Agent’s Message. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time on the Expiration Date for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

•	If you are a DTC participant and hold ADSs in a DTC account as a DTC participant, you must tender your ADSs through ATOP and follow the procedure for book-entry transfer by causing DTC to transfer the ADSs in your participant’s account to the Tender Agent. An Agent’s Message must be transmitted by DTC and received by the Tender Agent prior to the Expiration Time on the Expiration Date to validly tender ADSs pursuant to the U.S. Offer.

If you hold ADSs and cannot deliver everything that is required in order to make a valid tender of ADSs by the Expiration Time on the Expiration Date, you may be able to use a “guaranteed delivery” procedure, which is described in this U.S. Offer to Purchase. See “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

Although the U.S. Offer Price for ADSs is denominated in Mexican pesos, the U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be paid to holders of ADSs in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. The U.S. Offer Price paid to holders of ADSs will be converted into U.S. dollars based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México). The converted amounts will be deposited by Purchaser with the Tender Agent for payment to holders of ADSs. All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.

Detailed instructions are contained in the ADS Letter of Transmittal and in “The U.S. Offer―Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.” See the back cover of this U.S. Offer to Purchase for contact information for the Tender Agent. Do NOT send any ADRs, the ADS Letter of Transmittal or any related documents to Purchaser, Information Agent, Casa de Bolsa Santander or the Depositary.

Tenders by U.S. Holders of Series B Shares. If you are a resident of, or located in, the United States, you hold Series B Shares that are not represented by ADSs and you wish to tender all or a portion of your Series B Shares in the U.S. Offer, you must contact your securities intermediary or, if you hold your Series B Shares directly through a participant in Indeval, you must contact such participant. If you are not a U.S. holder, you may not tender your Series B Shares into the U.S. Offer. U.S. holders of Series B Shares participating in the U.S. Offer must cause the applicable participant in Indeval (which may be a securities intermediary or a Mexican subcustodian) through which they hold their Series B Shares to complete, sign and submit the Acceptance for Series B Shares, and to transfer, free of payment through the Indeval system in Mexico the applicable Series B Shares to Casa de Bolsa Santander prior to the Expiration Time on the Expiration Date, in order for the Series B Shares to be validly tendered. Casa de Bolsa Santander is not carrying out any activities in connection with the U.S. Offer, either as an agent of Purchaser or otherwise and will not be engaging in communications with U.S. holders relating to the U.S. Offer. Casa de Bolsa Santander will only accept Acceptances for Series B Shares received directly from Indeval participants in Mexico. U.S. holders should not (i) deliver any Acceptances for Series B Shares or other documentation to Casa de Bolsa Santander (ii) contact Casa de Bolsa Santander or (iii) send any Acceptance for Series B Shares to the Tender Agent. You should consult your securities intermediary or participant to determine the cut-off time and date applicable to you and whether you will be charged any transaction or service fee. Securities intermediaries and participants are likely to establish cut-off times and dates that are earlier than the Expiration Time on the Expiration Date for receipt of instructions to tender Series B Shares. For more information, see “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares” of this U.S. Offer to Purchase.

U.S. holders of Series B Shares should NOT send any Acceptance for Series B Shares or any related documents to Casa de Bolsa Santander, Purchaser, the Information Agent, the Tender Agent or the Depositary. Casa de Bolsa Santander will only accept Acceptances for Series B Shares received directly from Indeval participants in Mexico.

When and how will I be paid for my tendered Shares?

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver (if waivable) of all the U.S. Offer Conditions discussed in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” and provided that the U.S. Offer has not been terminated by the Expiration Time on the Expiration Date, we will, promptly after the Expiration Time on the Expiration Date, accept for payment all Series B Shares and ADSs validly tendered and not properly withdrawn prior to the Expiration Time on the Expiration Date pursuant to this U.S. Offer to Purchase. We will pay for such Series B Shares and ADSs promptly (and in any event within three (3) U.S. business days) following the Acceptance Time (as defined below).

Purchase of tendered Shares pursuant to the U.S. Offer will be made only after timely receipt by the Tender Agent (in the case of the ADSs) and Casa de Bolsa Santander (in the case of the Series B Shares) of the proper tender documents with respect to the securityholder’s ADSs or Series B Shares, as applicable. See “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

The U.S. Offer Price for the Series B Shares accepted for payment pursuant to the U.S. Offer will be Ps.24.52 in cash per Series B Share, will be settled in Mexican pesos and will be paid by Purchaser, through Casa de Bolsa Santander, to participants in Indeval. Such participants will then transfer such funds to custodians acting for beneficiary holders. The custodian or the Indeval participant (in the case of a beneficiary who held their Series B Shares directly through an Indeval participant) may be required to withhold applicable Mexican capital gain taxes.

The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of Ps.122.6 in cash per ADS, will be settled in U.S. dollars and will be distributed to holders of ADSs, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. The U.S. Offer Price paid to holders of ADSs will be converted into U.S. dollars based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México). The converted amounts will be deposited by Purchaser with the Tender Agent for payment to holders of ADSs. All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.

Upon the deposit of funds with Casa de Bolsa Santander (in the case of Series B Shares through participants in Indeval) or the Tender Agent (in the case of ADSs) for the purpose of making payments to tendering holders whose Shares were accepted in the U.S. Offer, Purchaser’s obligation to make the payment shall be satisfied, and tendering holders whose Shares were accepted in the U.S. Offer must thereafter look solely to Casa de Bolsa Santander and the participants in Indeval (in the case of Series B Shares) or the Tender Agent (in the case of ADSs) for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the U.S. Offer.

For more information on the payment mechanics, see “The U.S. Offer—Section 2. Acceptance of Payment and Payment for Shares”.

If there is a Statutory Sell-out, acceptance and settlement of Series B Shares sold to the Repurchase Trust will typically occur within approximately five (5) to fifteen (15) Mexican business days, rather than as required under Rule 14d-11(e). The settlement procedures and timetable of the Statutory Sell-out are determined by the Mexican trust agreement governing the Repurchase Trust and Mexican market practice. Holders of Series B Shares that wish to sell their Series B Shares to the Repurchase Trust during the term of the Statutory Sell-out must deliver a sale order (solicitud de venta) to the Company, which sale order must be accompanied by certain customary documentation set forth herein. Within five (5) Mexican business days from the date the Company receives such sale order from the relevant holder, the Company will either enter into a purchase agreement (contrato de compraventa) with the relevant holder based on a standard form used with all relevant holders or notify the relevant holder of any deficiencies or missing information in the sale order. The relevant holder will have ten (10) Mexican business days to cure any deficiencies or missing information in the sale order. The Company will pay the cash purchase price of the applicable Series B Shares within five (5) Mexican business days from the date that the Company receives a written confirmation that the relevant Series B Shares have been transferred to the Company’s securities account with Indeval, as will be more fully set forth in the payment conditions section (condiciones de pago) of the purchase agreement. Holders of Series B Shares who enter into a purchase agreement (contrato de compraventa) will not be permitted to withdraw or cancel the sale of their Series B Shares to the Repurchase Trust. See also “What will happen if I do not tender my Shares in the U.S. Offer and instead choose to retain them?”

Until what time may I withdraw previously tendered Series B Shares/ADSs?

You may withdraw Series B Shares/ADSs tendered in the U.S. Offer at any time prior to the Expiration Time on the Expiration Date and, if we have not accepted your Series B Shares/ADSs for payment by April 8, 2023 (which is the 60th day after the date of the commencement of the U.S. Offer), you may withdraw them at any time after that date until we accept Series B Shares/ADSs for payment.

If there is a Statutory Sell-out and you decide to sell your Series B Shares thereunder, you will not be able to withdraw or revoke such sale following execution of a purchase agreement (contrato de compraventa). See also “Will there be a subsequent offering period? If so, when will such period begin?”

How do I withdraw previously tendered Series B Shares/ADSs?

To withdraw Series B Shares tendered in the U.S. Offer, you must cause the applicable Indeval participant (which may be their securities intermediary or a Mexican subcustodian) through which you tendered your Series B shares to complete, sign and submit a form of withdrawal to Casa de Bolsa Santander while you still have the right to withdraw the ADSs. To withdraw ADSs tendered in the U.S. Offer, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the ADSs. If you tendered your ADSs via DTC’s ATOP system, you need to contact your broker, dealer, commercial bank, trust company or other securities intermediary, and have such securities intermediary process your withdrawal.

See “The U.S. Offer—Section 4. Withdrawal Rights.”

Are appraisal rights available in the U.S. Offer?

Holders of Series B Shares or ADSs will not have appraisal rights in connection with the U.S. Offer. See “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

Generally, what are the United States and Mexican federal income tax consequences of tendering Series B Shares/ADSs?

Generally, if you are a U.S. Holder (as defined herein), the sale of your Series B Shares or ADSs pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes. Further, the sale of your Series B Shares or ADSs pursuant to the U.S. Offer will be a taxable transaction for Mexican federal income tax purposes. See “The U.S. Offer—Section 5. Certain U.S. and Mexican Federal Income Tax Consequences.” We urge holders of Series B Shares or ADSs to consult their tax advisors about the tax consequences of the U.S. Offer in light of their particular circumstances.

To whom may I speak if I have questions about the U.S. Offer?

You may call Morrow Sodali International LLC, the Information Agent for the U.S. Offer, toll free at (800) 662-5200 or opasantander@investor.morrowsodali.com for assistance. Banks and brokers may call +1 (203) 658-9400. See the back cover of this U.S. Offer to Purchase for additional contact information.

To the Holders of Series B Shares and ADSs:

Introduction

Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain, as Purchaser, hereby offers to purchase all the issued and outstanding Series B Shares and ADSs, other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal. All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the U.S. Offer Price for Series B Shares or ADSs pursuant to the U.S. Offer.

The U.S. Offer is addressed to holders of Series B Shares that are residents of, or located in, the United States and to all holders of ADSs, wherever located. Separate offering documents relating to the concurrent Mexican Offer are being published in Mexico and made available to all holders of Series B Shares that are not residents of the United States. ADSs MAY NOT BE TENDERED IN THE MEXICAN OFFER.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any ADS cancellation fees (the Purchaser will pay such ADS cancellation fees for tendering holders of ADSs) or any ADS cash distribution fees payable to the Depositary. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. A holder of ADSs that does not tender its ADSs in the U.S. Offer and who continues to hold their ADSs until the Deposit Agreement Termination Date will not have to pay ADS cancellation fees if their ADSs are cancelled following the Deposit Agreement Termination Date (the Purchaser will pay such ADS cancellation fees). However, such holders of ADSs that do not tender their ADSs in the U.S. Offer and who continue to hold their ADSs until the Deposit Agreement Termination Date will have to pay ADS cash distribution fees to the Depositary if the ADSs are cancelled following the Deposit Agreement Termination Date and any sale of underlying Series B Shares by the Depositary, as set forth herein.

Tendering shareholders who are the record owners of Series B Shares/ADSs would not be obligated to pay brokerage fees or commissions on the purchase of Series B Shares/ADSs by Purchaser pursuant to the U.S. Offer. Shareholders who hold their Series B Shares/ADSs through a bank or broker should check with such institution as to whether the institution will charge any service fees. Further, if you fail to provide an IRS Form W-9 or the appropriate IRS Form W-8, as applicable, you may be subject to U.S. backup withholding. See “The U.S. Offer—Section 5. Certain U.S. and Mexican Federal Income Tax Consequences.” Purchaser will pay all charges and expenses of Citibank, N.A., as the Tender Agent, and Morrow Sodali International LLC, as the Information Agent, incurred in connection with the U.S. Offer and in accordance with the terms of the agreements entered into by and between Purchaser and/or any affiliate thereof and each such person. See “The U.S. Offer—Section 14. Fees and Expenses.”

The U.S. Offer is subject to the conditions set forth in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” section of this U.S. Offer to Purchase, including, without limitation, that all governmental approvals and authorizations required in connection with the Offers shall have been obtained and shall have not been revoked or amended, modified or supplemented in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the completion of the Offers, the absence of any governmental, judicial, legislative or regulatory developments (or threat thereof) that would adversely impact the ability to consummate the Offers or which entail additional risks, the absence of any material adverse change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, and the satisfaction of other customary conditions. The U.S. Offer is not subject to any financing or minimum tender condition. For information on the U.S. Offer Conditions, see “The U.S. Offer—Section 11. Conditions to the U.S. Offer.” We expressly reserve the right to waive any U.S. Offer Condition.

According to the Company, as of February 2, 2023, its issued and paid-in capital stock consisted of 6,786,994,357 shares, represented by (i) 3,322,685,212 Series B Shares, of which 5,671,453 Series B Shares were held in treasury, and (ii) 3,464,309,145 Series F shares, all of which are book-entry shares, fully paid and of a par value of Ps.3.780782962 each. In addition, as of February 2, 2023, the Company’s unissued and unsubscribed stock consisted of 883,785,133 Series B Shares and 921,514,867 Series F shares, which are authorized, unsubscribed and held in treasury. As of the date of this U.S. Offer to Purchase, Purchaser beneficially owns, directly or indirectly, approximately 96.2% of the Company’s issued and paid-in capital, consisting of 3,464,309,145 Series F shares (or 100% of the total issued Series F shares of the Company) and 3,061,749,167 Series B Shares (or 92.2% of the total issued Series B shares).

The Offers are a necessary step to satisfy the public tender offer requirement under Mexican law to complete the deregistration and delisting of the Series B Shares and ADSs, as further described herein. If Purchaser does not acquire all of the outstanding Shares, holders of Series B Shares that have not tendered their shares in the Offers will have the right, but not the obligation, to sell their Series B Shares to Purchaser pursuant to the Statutory Sell-out. For further information, see “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.”

If you do not tender your Series B Shares or ADSs in the Offers or, if applicable, sell them pursuant to the Statutory Sell-out, or if your Shares are not otherwise sold by the Depositary as described herein in connection with the Deposit Agreement Termination, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares or ADSs and you would have limited rights to information. As stated herein, Purchaser intends to cause the Company to delist the Series B Shares from the BMV and proceed with the deregistration of the Series B Shares and termination of reporting requirements under the Mexican Securities Market Law, the secondary provisions derived therefrom and the internal regulations of the BMV. In addition, Purchaser intends to take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the Deposit Agreement Termination and the NYSE Delisting. Upon completion of the NYSE Delisting, the ADSs would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Further, following the Deposit Agreement Termination Date, the Depositary will no longer provide services in respect of the ADSs, including registration of any transfers of ADSs, except for the limited services indicated herein. Additionally, if at any time after completion of the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, Purchaser would seek to cause the Company to pursue the SEC Deregistration.

Remaining holders of Series B Shares following a SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of affiliates of the Company, as defined in Rule 144(a)(1) of the Securities Act, and persons holding restricted securities of the Company, as defined in Rule 144(a)(3) of the Securities Act, to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Moreover, after the NYSE Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

See also “Special Factors—Section 5. Effects of the U.S. Offer,” and “Special Factors—Section 7. Appraisal Rights; Rule 13e-3” for further information.

Cautionary Statement Regarding Forward-Looking Statements

This U.S. Offer to Purchase includes certain “forward-looking statements.” These statements may be identified by words like expect, project, anticipate, should, intend, probability, risk, target, goal, objective, estimate, future and similar expressions and include, but are not limited to, statements that are predictive in nature and depend upon or refer to future events, conditions, circumstances or the future performance of Purchaser or the Company or their respective affiliates, including as a result of the implementation of the transactions described herein. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstance and a number of risks, uncertainties and other important factors may cause actual developments and results to differ materially from expectations. Risks and uncertainties include, among other things, risks related to the U.S. Offer, including uncertainties as to how many of the Company’s shareholders will tender their Shares in the U.S. Offer; general economic or industry conditions of areas where Purchaser or the Company have significant operations or investments (such as a worse economic environment; inflation and interest rate hikes; the continued effects of geopolitical tensions, including the war in Ukraine, and the COVID-19 pandemic on the global economy; higher volatility in capital markets; and changes in demographics, consumer spending, investment or saving habits); exposure to various market risks (particularly interest rate risk, foreign exchange rate risk, equity price risk and risks associated with the replacement of benchmark indices); potential losses from early repayments on loan and investment portfolios, declines in value of collateral securing loan portfolios, and counterparty risk; political stability in the main markets of Purchaser or the Company; changes in legislation, regulations, taxes (including the approval of new taxes targeted at banks, such as the tax that became effective in Spain in 2023), including regulatory capital and liquidity requirements and increased regulation in response to financial crises; the ability to integrate successfully acquisitions and related challenges that result from the inherent diversion of management’s focus and resources from other strategic opportunities and operational matters; and changes in access to liquidity and funding on acceptable terms, in particular if resulting from credit spread shifts or downgrades in credit ratings; and other risks and uncertainties discussed in (i) the Company’s filings with the SEC, including the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections of the Company’s most recent annual report on Form 20-F and (ii) Purchaser’s filings with the SEC, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of Purchaser’s most recent annual report on Form 20-F and in the Purchaser’s Report on Form 6-K filed with the SEC on July 29, 2022 (Accession No. 0000891478-22-000099). You can obtain copies of Purchaser’s and the Company’s filings with the SEC for free at the SEC’s website (www.sec.gov). Other factors that may cause actual results to differ materially include those that will be set forth in the Tender Offer Statement on Schedule TO, the Transaction Statement on Schedule 13E-3, the Solicitation/Recommendation Statement on Schedule 14D-9 and other tender offer documents filed by Purchaser and the Company with the SEC. All forward-looking statements in this U.S. Offer to Purchaser are qualified in their entirety by this cautionary statement.

This U.S. Offer to Purchase and the related Acceptance for Series B Shares and ADS Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the U.S. Offer.

This U.S. Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s shareholders.

Special Factors

1.	Background

Purchaser initially acquired the Company in 1997. In 2002, Bank of America bought 24.9% of the Grupo Financiero Santander México, S.A. de C.V. (“Grupo Financiero Santander Mexico”) stake owned by Purchaser, and which Purchaser subsequently bought back in 2010. Two years later, in September 2012, Purchaser launched a public offering of 24.9% of the equity securities of Grupo Financiero Santander Mexico, which resulted in Purchaser owning, directly or indirectly, approximately 75% of the Company’s total capital immediately following the consummation of such public offering.

On April 12, 2019, Purchaser publicly announced an exchange offer to acquire all the issued and outstanding Series B Shares and ADSs, in each case other than any Shares owned directly or indirectly by Purchaser. The exchange ratio was fixed at 0.337 of a Purchaser ordinary share for each Series B Share and 1.685 Purchaser ordinary shares or ADSs for each ADS.

The exchange offer expired on September 6, 2019, resulting in Purchaser’s shareholding in the Company increasing from approximately 75% to approximately 91.6% of its share capital, immediately following the consummation of such exchange offer.

As part of the regular review of Purchaser’s businesses, the board of directors and senior management of Purchaser review its long-term strategic goals and potential ways to address strategic imperatives and industry developments. As part of this process, senior management regularly considers potential opportunities for business combinations, acquisitions, dispositions, joint ventures, strategic partnerships, internal restructurings and other strategic alternatives. In connection with Purchaser’s ongoing review process, beginning in February 2021, Purchaser’s senior management, including certain executive board members, began to consider the potential acquisition of the remaining equity securities of the Company that Purchaser did not already own. Purchaser’s senior management believed that a potential acquisition of the equity securities of the Company that Purchaser did not own would be consistent with Purchaser’s goal to deploy more capital in the Americas and to continue to increase the weight of markets with structural growth in Purchaser’s business portfolio, while at the same time eliminating the inefficiency of incurring the costs of a public company with only a small base of public shareholders.

On March 23, 2021, Purchaser announced a delisting tender offer in order to repurchase the outstanding Shares that it did not own. On June 8, 2021, Purchaser changed the terms of the tender offer so that it became a voluntary tender offer, instead of a delisting tender offer. On November 3, 2021, Purchaser announced concurrent cash tender offers in Mexico and the United States to acquire all the outstanding Shares at a price of Ps.26.50 for each Series B Share and the equivalent in U.S. dollars of Ps.132.50 for each outstanding ADS. The tender offers expired on December 7, 2021. As a result of such tender offers, Purchaser increased its ownership of the Company’s issued and paid-in capital from approximately 91.6% to 96.2%.

Beginning on March 30, 2022, members of Purchaser’s senior management and representatives of Davis Polk & Wardwell LLP (“DPW”), Purchaser’s U.S. external counsel, and García-Cuéllar, Aiza y Enríquez, S.C. (“Creel”), Purchaser’s Mexican external counsel at the time, held several discussions regarding certain legal considerations in connection with a potential delisting and deregistration of the Series B Shares and ADSs in Mexico and the United States.

On April 25, 2022, the Nomination Committee of Purchaser’s board of directors resolved to nominate and re-elect the members of the Company’s board of directors. On July 18, 2022, the Executive Committee of Purchaser’s board of directors (the “Executive Committee”) approved the following appointments at the Company: (i) Ms. Ana Felisa Lopez Escobar as Head of Human Resources replacing Mr. Juan Ignacio Echeverria, (ii) Mr. Alejandro Capote Garza as Head of Santander Corporate and Investment Banking Mexico (SCIB) replacing Mr. Felipe Francisco García Ascencio and (iii) Mr. Felipe Francisco Garcia Ascencio as country head for Mexico replacing Mr. Hector Blas Grisi Checa, who was nominated to succeed José Antonio Álvarez as chief executive officer of Purchaser, effective January 1, 2023. On July 18 and 22, 2022, the Nomination Committee and the Audit Committee of Purchaser’s board of directors, respectively, approved the appointment of Mr. Pablo Agote Alique as chief audit executive (CAE) of the Company.

Beginning on September 9, 2022, representatives of Purchaser and representatives of DPW and White & Case, S.C. (“White & Case”), Purchaser’s new Mexican external counsel, held several discussions regarding the structuring of a potential acquisition of the remaining outstanding equity securities of the Company, including discussions of the potential delisting and deregistration of the Series B Shares and ADSs in Mexico and the United States, the transaction structure, timeline and required documentation. Also on September 9, 2022, representatives of Purchaser informed representatives of the Company of the proposed tender offers and the potential delisting and deregistration. Purchaser entered into a confidentiality agreement with the Company in connection with the foregoing.

On September 26, 2022, the Nomination Committee of Purchaser’s board of directors resolved to nominate Mr. Felipe Francisco Garcia Ascencio and Mr. Pablo Fernando Quesada Gómez as members of the Company’s board of directors.

On October 17, 2022, the Executive Committee held a meeting to consider the transaction and approved the terms and conditions of the concurrent cash tender offers in Mexico and the United States to acquire all of the issued and outstanding Series B Shares and ADSs, in each case, other than any Series B Shares or ADSs owned, directly or indirectly, by Purchaser. The Executive Committee also approved, upon completion of the tender offers, the (i) cancelation of the registration of the Series B Shares in the Mexican National Securities Registry of the CNBV and delisting of such Series B Shares from the BMV, and (ii) removal of the ADSs from listing on the NYSE and the Shares from registration with the SEC. The Executive Committee also approved the incorporation of the Repurchase Trust and certain transactions in connection with, or related to, the Offers. On that same date, the Company held a Directors’ Informative Meeting in which directors were informed of the Executive Committee’s resolution to conduct the tender offers, the delisting and the deregistration and discussed the engagement of Creel, the Company’s Mexican external counsel, and Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), the Company’s U.S. external counsel, subject to approval by the Company’s board of directors.

Also on October 17, 2022 the Company engaged CMi2i Ltd. at Purchaser’s request to conduct a look-through analysis to determine the percentage of the Shares that were beneficially owned by U.S. residents as of October 28, 2022, following the method prescribed by Instructions 2 to paragraphs (c) and (d) of Rule 14d-1 of the Exchange Act, which was a date no later than 30 days following the public announcement of the Offers on October 21, 2022.

On October 21, 2022, Purchaser announced its intention to make concurrent cash tender offers in Mexico and the United States to acquire all of the issued and outstanding Series B Shares and ADSs, in each case, other than any Series B Shares or ADSs owned, directly or indirectly, by Purchaser. Purchaser also announced its intention to, upon completion of the tender offers, (i) cancel the registration of the Series B Shares in the Mexican National Securities Registry of the CNBV and delist such Series B Shares from the BMV, and (ii) remove the ADSs from listing on the NYSE and the Shares from registration with the SEC. Consummation of the delisting would be subject to the approval by shareholders holding at least 95% of the Company’s share capital at an Extraordinary General Shareholders’ Meeting of the Company. As Purchaser held, directly and indirectly, more than 95% of the Company’s share capital, it also announced that it expected to obtain such approval at the Extraordinary General Shareholders’ Meeting of the Company.

Beginning on October 26, 2022, representatives of Purchaser and the Company and their respective advisors held periodic calls in connection with the Offers and participated in a number of discussions regarding certain legal aspects of the Offers and related transactions and disclosures, including those set forth in this U.S. Offer to Purchase. Also on October 26, 2022, Purchase engaged the Information Agent.

On October 27, 2022, the Company’s board of directors engaged Creel, the Company’s Mexican external counsel, and Cleary, the Company’s U.S. external counsel.

On November 1, 2022, the Extraordinary General Shareholders’ Meeting of the Company was called to approve the (i) deregistration of the Series B Shares from the Mexican National Securities Registry maintained by the CNBV, and delisting of the Series B Shares from the BMV; and (ii) delisting of the ADSs from the NYSE, and deregistration of the Shares with the SEC. The Extraordinary General Shareholders’ Meeting of the Company adopted such resolutions on November 30, 2022.

On November 7, 2022, Purchaser contacted Casa de Bolsa Santander in connection with their role in the Mexican Offer.

On November 29, 2022, Purchaser’s board of directors appointed Mr. Felipe García Ascencio as country head for Mexico, effective January 1, 2023, replacing Héctor Grisi, who succeeded José Antonio Álvarez as chief executive officer of Purchaser, effective January 1, 2023.

Between December 13, 2022 and February 7, 2023, the Tender Agent, the Depositary, the Information Agent, representatives of Purchaser and the Company and their respective advisors participated in a number of discussions regarding the U.S. Offer, including among other details, a summary analysis of steps, and an estimated timeline related thereto.

On December 20, 2022 the Nomination Committee of Purchaser’s board of directors approved the appointment of Ms. Silvina Criado as chief financial officer of the Company replacing Mr. Didier Mena Campos, who was promoted to VP Finance on July 21, 2022.

On January 12, 2023 the Company contacted Casa de Bolsa Santander regarding its engagement as intermediary and settlement agent in connection with tenders by U.S. holders of Series B Shares (through participants in Indeval) under the U.S. Tender Offer.

On February 7, 2023, Purchaser commenced the U.S. Offer.

2.	Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer

The Offers are a necessary step to satisfy the public tender offer requirement under Mexican law to complete the deregistration and delisting of the Series B Shares and ADSs, as described below.

On November 30, 2022, the Extraordinary General Shareholders’ Meeting of the Company adopted resolutions to: (i) deregister the Series B Shares from the Mexican National Securities Registry maintained by the CNBV, and delist the Series B Shares from the BMV; and (ii) delist the ADSs from the NYSE, and deregister the Series B Shares and the ADSs from the SEC.

Under the Mexican Securities Market Law, subject to certain requirements, a public tender offer for all shares of a company registered with the CNBV (excluding shares held by controlling shareholders) must have been completed prior to cancelling the registration of such company’s shares with the Mexican National Securities Registry of the CNBV. Purchaser expects to conduct the Offers to satisfy the public tender offer requirement under Mexican law according to Article 108 of the Mexican Securities Market Law.

Following completion of the Offers, Purchaser intends to cause the Company to delist the Series B Shares from the BMV and proceed with the deregistration of the Series B Shares and termination of reporting requirements under the Mexican Securities Market Law, the secondary provisions derived therefrom and the internal regulations of the BMV. In addition, Purchaser intends to take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the Deposit Agreement Termination, the NYSE Delisting, the SEC Deregistration and the termination of reporting requirements under the Exchange Act.

Pursuant to the Mexican Securities Market Law, unless all Shares of the Company are tendered in the Offers, Purchaser and the Company will incorporate the Repurchase Trust on the date of the cancellation of the registration of the Company’s Series B Shares with the Mexican National Securities Registry of the CNBV. Under the Statutory Sell-out, holders of Series B Shares that remain outstanding following completion of the Offers will have the right, but not the obligation, to sell their Series B Shares to the Repurchase Trust at any time during a period of six (6) months from the date the Repurchase Trust is incorporated for the same cash consideration that they would have received during the Mexican Offer in respect of their Series B Shares. Under Mexican law and regulations, the Statutory Sell-out will not be treated as a tender offer in Mexico or a subsequent offering period of the Mexican Offer.

The Mexican Securities Market Law does not contemplate the sale of ADSs to the Repurchase Trust pursuant to the Statutory Sell-out. Holders of ADSs who do not tender their ADSs in the U.S. Offer may, subject as indicated herein in connection with the Deposit Agreement Termination, exchange their ADSs for the underlying Series B Shares and sell the underlying shares in the Statutory Sell-out following completion of the U.S. Offer. For such purposes, holders of ADSs will need to have an account with a Mexican nominee or confirm that their nominee is capable of receiving the underlying Series B Shares upon cancellation of the ADSs. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico for the purpose of participating in the Statutory Sell-out will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. Further, at any time after the Deposit Agreement Termination Date, the Depositary may, at its sole discretion, sell the Series B Shares then held under the Deposit Agreement, in an open market transaction or otherwise, including a sale to the Repurchase Trust (if then-constituted), and shall after such sale convert the proceeds of such sale into U.S. dollars and hold un-invested the net proceeds of such sale and conversion, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account, net of applicable fees, taxes and expenses, and without liability for interest, for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered. A holder of ADSs that cancels the ADSs following the sale of underlying Series B Shares by the Depositary as set forth herein would not have to pay ADS cancellation fees to the Depositary (the Purchaser will pay such ADS cancellation fees) but would have to pay ADS cash distribution fees to the Depositary.

If you do not tender your Series B Shares or ADSs in the Offers or, if applicable, sell them pursuant to the Statutory Sell-out, or if your Shares are not otherwise sold by the Depositary as described herein in connection with the Deposit Agreement Termination, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares or ADSs and you would have limited rights to information. As stated above, Purchaser intends to cause the Company to delist the Series B Shares from the BMV and proceed with the deregistration of the Series B Shares and termination of reporting requirements under the Mexican Securities Market Law, the secondary provisions derived therefrom and the internal regulations of the BMV. In addition, Purchaser intends to take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the Deposit Agreement Termination and the NYSE Delisting. Upon completion of the NYSE Delisting, the ADSs would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Further, following the Deposit Agreement Termination Date, the Depositary will no longer provide services in respect of the ADSs, including registration of any transfers of ADSs, except for the limited services indicated herein. Additionally, if at any time after completion of the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, Purchaser would seek to cause the Company to pursue the SEC Deregistration.

Remaining holders of Series B Shares following a SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of affiliates of the Company, as defined in Rule 144(a)(1) of the Securities Act, and persons holding restricted securities of the Company, as defined in Rule 144(a)(3) of the Securities Act, to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Moreover, after the NYSE Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

See also “Special Factors―Section 5. Effects of the U.S. Offer” and “The U.S. Offer―Section 12. Expected Effects of the U.S. Offer on the Market for ADSs; NYSE Delisting; SEC Deregistration; Deposit Agreement Termination; Margin Regulations.”

Purchaser’s Reasons for the U.S. Offer

Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, Purchaser is an “affiliate” of the Company and is required because of its affiliate status to disclose among other things its purpose for the transaction, its reasons for structuring the transaction as proposed and any alternative structure that it considered, and its reasons for pursuing the transaction at this time. Purchaser is making the statements included in this part of the U.S. Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. Purchaser is not making any recommendation to any shareholder of the Company as to whether that shareholder should tender its Shares, and Purchaser’s views as described in this part of the U.S. Offer to Purchase should not be construed as such a recommendation.

The Executive Committee of the board of directors of Purchaser approved the U.S. Offer at a meeting held on October 17, 2022. In reaching its decision to approve these matters, the Executive Committee consulted with Purchaser’s management and its legal advisors and considered a variety of factors, including the material factors described below. This summary of Purchaser’s reasons for conducting the U.S. Offer and the other information presented in this section may be considered forward-looking statements and, therefore, should be read in light of the factors discussed under the “Cautionary Statement Regarding Forward-Looking Statements” section of this U.S. Offer to Purchase.

The Offers are a necessary step to complete the deregistration and delisting of the Series B Shares and ADSs. As stated above (see “—Section 1. Background”), on October 21, 2022, Purchaser announced its intention to, upon completion of the then-announced tender offers, (i) cancel the registration of the Series B Shares in the Mexican National Securities Registry of the CNBV and delist such Series B Shares from the BMV, and (ii) remove the ADSs from listing on the NYSE and the Shares from registration with the SEC. Consummation of the delisting would be subject to the approval by shareholders holding at least 95% of the Company’s share capital at an Extraordinary General Shareholders’ Meeting of the Company. As Purchaser held, directly and indirectly, more than 95% of the Company’s share capital, it also announced that it expected to obtain such approval at the Extraordinary General Shareholders’ Meeting of the Company.

On November 30, 2022, the Extraordinary General Shareholders’ Meeting of the Company adopted resolutions to: (i) deregister the Series B Shares from the Mexican National Securities Registry maintained by the CNBV, and delist the Series B Shares from the BMV; and (ii) delist the ADSs from the NYSE, and deregister the Series B Shares and the ADSs from the SEC.

Under the Mexican Securities Market Law, subject to certain requirements, a public tender offer for all shares of a company registered with the CNBV (excluding shares held by controlling shareholders) must have been completed prior to cancelling the registration of such company’s shares with the Mexican National Securities Registry of the CNBV. Purchaser expects to conduct the Offers to satisfy the public tender offer requirement under Mexican law according to Article 108 of the Mexican Securities Market Law.

The amount we are offering to pay per Series B Share complies with the minimum offer price requirement under the Mexican Securities Market Law and represents the greater of (i) the volume-weighted average price of the transactions executed with Series B Shares on the BMV during each of the thirty (30) trading days prior to commencement of the Offers (for a period not to exceed six (6) months) (Ps.23.33) and (ii) the book value of each Series B Share in accordance with the Company’s last quarterly report filed with the CNBV and the BMV prior to the launch of the Offers (Ps.24.52), and in each case the U.S. dollar equivalent with respect to each ADS.

The reasons (which are not listed in any relative order of importance) that the Executive Committee considered in approving the Offers are as follows:

•	Confidence in the Long-Term Growth Potential of the Company and the overall Mexican economy.

o	Purchaser considers Mexico a core market and is confident on its long-term fundamentals based on a relatively low credit penetration in Mexico compared to other Latin American countries and Mexico’s economic growth potential, even after taking into account the macroeconomic and other risks in the region.

o	Purchaser believes it is attractive to increase its ownership in one of the leading banks in Mexico that already contributes to its growth and profitability.

o	On a pro forma basis, assuming 100% acceptance of the U.S. Offer, the contribution to Purchaser’s net attributable profit in 2022 from the Company would have increased by approximately 50 million euros.

o	Purchaser believes that increased weight in Latin America could lead to a higher medium and long-term potential growth rate and profitability.

The foregoing discussion of the information and factors considered by the Executive Committee is not intended to be exhaustive and includes only the material factors considered by Purchaser. In view of the variety of factors considered in connection with its evaluation of the transaction, Purchaser did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. Purchaser did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Purchaser based its determination on the totality of the information presented to and considered by it.

Purchaser expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, certificate of incorporation, by-laws, capitalization (whether arising from refinancing or otherwise), management or dividend policy, including causing the Company to pay a special or extraordinary dividend to the extent permitted by applicable law.

Except as otherwise described in this U.S. Offer to Purchase, Purchaser has no current proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy or the indebtedness or capitalization of the Company; or (iv) any other material change in the Company’s corporate structure or business.

3.	The Current Status of the Recommendation by the Company’s Board of Directors

The Company is a Mexican company and Mexican law governs the duties and obligations of the Company’s board of directors. As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not stated its position to its shareholders in connection with the Offers. However, under Mexican law, within ten (10) Mexican business days after the commencement of the Mexican Offer, the board of directors of the Company is required to prepare and disclose, with the prior opinion of the corporate practices committee, (i) an opinion on the price of the Mexican Offer, and (ii) any conflicts of interests which each of the board members may have in connection with the Mexican Offer. Furthermore each member of the board and the chief executive officer of the Company shall disclose, together with the opinion described in (i) above, the decision they will take with respect to the Series B Shares held by them in connection with the Mexican Offer. In addition, under U.S. law, within ten (10) U.S. business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. See “Introduction,” “Special Factors—Section 1. Background.” A more complete description of the Company’s board of directors’ position regarding the U.S. Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.

4.	Position of Purchaser Regarding Fairness of the U.S. Offer

Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, Purchaser is an “affiliate” of the Company and accordingly, Purchaser is required to disclose its belief as to the fairness of the U.S. Offer to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Purchaser is making the statements included in this part of the U.S. Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. Purchaser is not making any recommendation to any Unaffiliated Shareholder of the Company as to whether the shareholder should tender its Shares, and Purchaser’s views as to the fairness of the transaction should not be construed as a recommendation to any Unaffiliated Shareholder as to whether the Unaffiliated Shareholder should tender its shares.

Neither Purchaser, nor its respective affiliates (other than the Company) undertook a formal evaluation of the fairness of the transaction to the Unaffiliated Shareholders. No financial advisor provided Purchaser or any of its affiliates with any analysis or opinion with respect to the fairness of the U.S. Offer Price to the Unaffiliated Shareholders. Purchaser did not receive any independent reports, opinions or appraisals from any third party that is materially related to the transaction in connection with the U.S. Offer Price or the fairness of the U.S. Offer Price offered to the Unaffiliated Shareholders or the fairness of the U.S. Offer to the Company or its affiliates or to the Unaffiliated Shareholders, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the U.S. Offer Price to the Unaffiliated Shareholders.

Based on their knowledge and analysis of available information relating to the Company, discussions with the Company’s senior management regarding the Company and its business and the following factors, which are considered material and not listed in any relative order of importance, Purchaser believes that the U.S. Offer is both substantively and procedurally fair to the Unaffiliated Shareholders:

•	Pursuant to the U.S. Offer to Purchase the Unaffiliated Shareholders will receive Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)). At the time of the announcement of the U.S. Offer, the proposed price represented a 13% premium over the closing price of U.S.$5.39 per ADSs reported on the NYSE on October 20, 2022, the day prior to the announcement (calculated using an exchange rate of Ps. 20.1272/U.S. dollar as of October 20, 2022, as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación)), and the proposed price was higher than or equal to the book value per share of the Company (and its equivalent for every ADS) as per the financial statements of the Company for the immediately preceding quarter.

•	The offer price per Series B Share offered pursuant to the U.S. Offer complies with the minimum offer price requirement under Mexican law and represents the greater of (i) the volume-weighted average price of the transactions executed with Series B Shares on the BMV during each of the thirty (30) trading days prior to commencement of the Offers (for a period not to exceed six (6) months) (Ps.23.33) and (ii) the book value of each Series B Share in accordance with the Company’s last quarterly report filed with the CNBV and the BMV prior to the launch of the Offers (Ps.24.52), and in each case the U.S. dollar equivalent with respect to each ADS.

•	The U.S. Offer provides the following benefits to Unaffiliated Shareholders:

•	The U.S. Offer Price is payable to the Unaffiliated Shareholders entirely in cash which provides certainty of value and immediate liquidity to the holders of the Shares.

•	The U.S. Offer provides the opportunity for the Unaffiliated Shareholders to sell their Shares without incurring brokerage and other costs (except as indicated herein) typically associated with market sales.

•	The U.S. Offer provides an opportunity for Unaffiliated Shareholders to exit their positions at the offered price with certainty of execution and no market risk.

•	The U.S. Offer provides the opportunity for the Unaffiliated Shareholders to sell their Shares, which will be less liquid and will provide limited rights to information following the deregistration and delisting of the Shares after completion of the Offers, as set forth herein.

•	The U.S. Offer provides Unaffiliated Shareholders the ability to dispose of their Shares without affecting the market for the Shares.

Purchaser is not aware of any firm offer for a merger, asset sale or acquisition of a controlling stake of the Company having been made during the past two years.

In addition, Purchaser noted that the U.S. Offer is not conditioned upon the approval by a majority of the holders of the Shares other than Purchaser. However, as noted above and in compliance with the Mexican Securities Market Law, on November 30, 2022, the Extraordinary General Shareholders’ Meeting of the Company with the affirmative vote of 98.31% of the shares of the Company represented at such meeting, adopted resolutions to: (i) deregister the Series B Shares from the Mexican National Securities Registry maintained by the CNBV, and delist the Series B Shares from the BMV; and (ii) delist the ADSs from the NYSE, and deregister the Series B Shares and the ADSs from the SEC. Purchaser does not believe it is necessary or customary to have a separate approval for the Offers given the various procedural safeguards that had already been implemented by the Company, including the resolutions adopted on November 30, 2022.

The foregoing discussion of the information and factors considered by Purchaser in connection with the fairness of the U.S. Offer is not intended to be exhaustive, but Purchaser believes that it includes all material factors considered by it. Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its conclusion as to the fairness of the U.S. Offer. Rather, the fairness determinations were made by Purchaser after considering all the factors as a whole. The sequence in which the factors described above are presented is not intended to reflect their relative importance. Purchaser believes that these factors provide a reasonable basis upon which to form its belief that the U.S. Offer is fair to the Unaffiliated Shareholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Shareholder to tender its Shares in connection with the U.S. Offer. As noted above, Purchaser is not making any recommendation as to whether such Unaffiliated Shareholders should tender their Shares in connection with the U.S. Offer.

5.	Effects of the U.S. Offer

General. If you decide not to tender your Series B Shares or ADS in the U.S. Offer, upon completion of the U.S. Offer, Purchaser will have the option to close the U.S. Offer and accept Series B Shares/ADSs tendered, regardless of the number of Series B Shares or ADSs tendered by others. Following completion of the U.S. Offer, Purchaser will seek to cause the Company to delist the Series B Shares from the BMV and proceed with the deregistration of the Series B Shares and termination of reporting requirements under the Mexican Securities Market Law, the secondary provisions derived therefrom and the internal regulations of the BMV. In addition, Purchaser intends to take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the Deposit Agreement Termination and the NYSE Delisting. Upon completion of the NYSE Delisting, the ADSs would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Further, following the Deposit Agreement Termination Date, the Depositary will no longer provide services in respect of the ADSs, including registration of any transfers of ADSs, except for the limited services indicated herein. Additionally, if at any time after completion of the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, Purchaser would seek to cause the Company to pursue the SEC Deregistration.

Remaining holders of Series B Shares following a SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of affiliates of the Company, as defined in Rule 144(a)(1) of the Securities Act, and persons holding restricted securities of the Company, as defined in Rule 144(a)(3) of the Securities Act, to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Moreover, after the NYSE Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

As a result of the above, following completion of the U.S. Offer, your Series B Share and ADS investment will be essentially illiquid and you will have limited rights to information.

Further, it is possible that following the U.S. Offer, the ADSs would no longer constitute “margin securities” under Regulation T of the Federal Reserve Board.

See also “―Section 2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer” and “The U.S. Offer―Section 12. Expected Effects of the U.S. Offer on the Market for ADSs; NYSE Delisting; SEC Deregistration; Deposit Agreement Termination; Margin Regulations.”

Statutory Sell-out. Pursuant to the Mexican Securities Market Law, unless all Shares of the Company are tendered in the Offers, Purchaser and the Company will incorporate a Repurchase Trust on the date of the cancellation of the registration of the Company’s Series B Shares with the Mexican National Securities Registry of the CNBV. Pursuant to the Statutory Sell-out, holders of Series B Shares that remain outstanding following completion of the Offers will have the right, but not the obligation, to sell their Series B Shares to the Repurchase Trust at any time during a period of six (6) months from the date the Repurchase Trust is incorporated for the same cash consideration that they would have received during the Mexican Offer in respect of their Series B Shares.

The Mexican Securities Market Law does not contemplate the sale of ADSs to the Repurchase Trust pursuant to the Statutory Sell-out. Holders of ADSs who do not tender their ADSs in the U.S. Offer may, subject as indicated above in connection with the Deposit Agreement Termination, exchange their ADSs for the underlying Series B Shares and sell the underlying shares in the Statutory Sell-out following completion of the U.S. Offer. For such purposes, holders of ADSs will need to have an account with a Mexican nominee or confirm that their nominee is capable of receiving the underlying Series B Shares upon cancellation of the ADSs. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico for the purpose of participating in the Statutory Sell-out will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. Further, at any time after the Deposit Agreement Termination Date, the Depositary may, at its sole discretion, sell the Series B Shares then held under the Deposit Agreement, in an open market transaction or otherwise, including a sale to the Repurchase Trust (if then-constituted), and shall after such sale convert the proceeds of such sale into U.S. dollars and hold un-invested the net proceeds of such sale and conversion, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account, net of applicable fees, taxes and expenses, and without liability for interest, for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered. A holder of ADSs that cancels the ADSs following the sale of underlying Series B Shares by the Depositary as set forth herein would not have to pay ADS cancellation fees to the Depositary (the Purchaser will pay such ADS cancellation fees) but would have to pay ADS cash distribution fees to the Depositary.

For additional information, see “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.”

Other. As a result of the U.S. Offer, the direct and indirect interest of Purchaser in the Company’s net book value and net earnings would increase to the extent of the number of Shares acquired under the U.S. Offer. If the U.S. Offer results in the acquisition by Purchaser of all of the Shares, Purchaser’s interest in such items would increase to 100%, and Purchaser would be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, Purchaser would also bear the risk of losses generated by the Company’s operations and any decrease in the value of the Company.

Accordingly, former shareholders of the Company would not have the opportunity to participate in the earnings and growth of the Company after the U.S. Offer and would not have any right to vote on corporate matters. Similarly, former shareholders of the Company would not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the U.S. Offer.

6.	Conduct of the Company’s Business if the U.S. Offer Is Not Completed

If the U.S. Offer is not completed because any U.S. Offer Condition is not satisfied or waived, Purchaser may reevaluate the acquisition of Series B Shares/ADSs. In particular, Purchaser may consider, among other things: not taking any action at that time, including not purchasing any additional Series B Shares/ADSs; purchasing or selling Series B Shares/ADSs in the open market or in privately negotiated transactions; making a new tender offer; initiating a share buy-back at the level of the Company; consummating any other business combination with the Company, subject to compliance with applicable laws.

If Purchaser were to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Shareholders to receive any consideration for their Shares (other than through sales in the open market or otherwise) than if they had tendered their Series B Shares/ADSs in the U.S. Offer. Any such transaction could result in proceeds per Share to such Unaffiliated Shareholders that are more or less than, or the same as, the U.S. Offer Price or could cause the trading price of the Shares to increase, decrease or be unchanged.

7.	Appraisal Rights; Rule 13e-3

Appraisal rights. Holders of Series B Shares or ADSs will not have appraisal rights in connection with the U.S. Offer.

Rule 13e-3. Because Purchaser is an affiliate of the Company, the U.S. Offer constitutes a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the U.S. Offer and the consideration offered to Unaffiliated Shareholders be filed with the SEC and disclosed to such Unaffiliated Shareholders. Purchaser has provided such information in this U.S. Offer to Purchase, a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3, and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, respectively. Purchaser will not be able to cause the Company to file a Form 15 to effect the SEC Deregistration (and thereby terminate the obligation of the Company to comply with its reporting and other obligations under the Exchange Act, including the obligation to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act) until such time as the Series B Shares are held of record by fewer than 300 persons.

8.	Related Party Transactions

The information in “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions,” is incorporated by reference herein from the Company’s annual report on Form 20-F, as filed with the SEC on March 3, 2022 (the “2021 Form 20-F”).

Except as set forth in, or incorporated by reference into, this U.S. Offer to Purchase, from January 1, 2021 to the date of this U.S. Offer to Purchaser, there has been no material related party transactions between the Company and each of its directors and executive officers, on one hand, and Purchaser and each of its directors and executive officers, on the other hand. Except as set forth in, or incorporated by reference into, this U.S. Offer to Purchase, there is no material agreement, arrangement or understanding or any actual or potential conflict of interest with respect to the U.S. Offer between Purchaser or its affiliates, on one hand, and the Company, its executive officers, directors or affiliates, on the other hand.

9.	Interests of Certain Persons in the U.S. Offer

Financial Interests.

The financial interests of Purchaser with regard to the U.S. Offer Price are generally adverse to the financial interests of the stockholders being asked to tender their Shares because Purchaser has an interest in acquiring the Shares as inexpensively as possible and the stockholders being asked to tender their Shares have an interest in selling their Shares for the highest possible price.

Conflicts of Interest.

In considering the fairness of the consideration to be received in the U.S. Offer, stockholders should be aware that Purchaser has certain current actual or potential conflicts of interest in connection with the U.S. Offer. As a result of Purchaser’s current ownership of approximately 96.2% of the Company’s issued and paid-in capital, consisting of 3,464,309,145 Series F shares (or 100% of the total issued Series F shares of the Company) and 3,061,749,167 Series B Shares (or 92.2% of the total issued Series B shares), as of the date of this U.S. Offer to Purchase, Purchaser controls the Company.

The U.S. Offer

1.	Terms of the U.S. Offer

Consideration and Payment

In this U.S. Offer to Purchase, Purchaser is offering to pay a purchase price of Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal. All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the U.S. Offer Price for Series B Shares or ADSs pursuant to the U.S. Offer.

Purchaser is offering to acquire all of the outstanding Series B Shares, including Series B Shares represented by ADSs, that Purchaser or its affiliates do not already own. Outstanding Series B Shares do not include 5,671,453 issued Series B Shares held by the Company as treasury shares, nor 883,785,133 unissued and unsubscribed Series B Shares, which are authorized, unsubscribed and held by the Company as treasury shares.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any ADS cancellation fees (the Purchaser will pay such ADS cancellation fees for tendering holders of ADSs) or any ADS cash distribution fees payable to the Depositary. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. A holder of ADSs that does not tender its ADSs in the U.S. Offer and who continues to hold their ADSs until the Deposit Agreement Termination Date will not have to pay ADS cancellation fees if their ADSs are cancelled following the Deposit Agreement Termination Date (the Purchaser will pay such ADS cancellation fees). However, such holders of ADSs that do not tender their ADSs in the U.S. Offer and who continue to hold their ADSs until the Deposit Agreement Termination Date will have to pay ADS cash distribution fees to the Depositary if the ADSs are cancelled following the Deposit Agreement Termination Date and any sale of underlying Series B Shares by the Depositary, as set forth herein.

If, at any time during the period on or after the date hereof until the Expiration Time on the Expiration Date, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Shares, the U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the U.S. Offer Price, subject to further adjustment in accordance with this sentence. The U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will not be adjusted for any cash dividend paid at any time during the period on or after the date hereof.

Initial U.S. Offer Period

The U.S. Offer commenced on February 7, 2023, and will expire at 5:00 p.m., New York City time, on March 8, 2023, unless extended or terminated (the latest time and date at which the U.S. Offer will expire, not including the Statutory Sell-out, if applicable, is referred to as the Expiration Time and Expiration Date, respectively). We refer to such period from the commencement of the U.S. Offer to (and including) the Expiration Time on the Expiration Date as the initial offer period.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver (if waivable) of all the U.S. Offer Conditions discussed in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” and provided that the U.S. Offer has not been terminated by the Expiration Time on the Expiration Date, we will, promptly after the Expiration Time on the Expiration Date, accept for payment all Series B Shares and ADSs validly tendered and not properly withdrawn prior to the Expiration Time on the Expiration Date pursuant to this U.S. Offer to Purchase. We will pay for such Series B Shares and ADSs promptly (and in any event within three (3) U.S. business days) following the Acceptance Time.

If you hold your Series B Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). Holders of Series B Shares and ADSs are responsible for determining and complying with any applicable cut-off times and dates.

Extension

Subject to applicable law, the period during which the U.S. Offer remains open may be extended at any time and from time to time. Purchaser will also extend the U.S. Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of the NYSE.

All holders of the Series B Shares or ADSs that validly tender, and do not withdraw, their securities into the U.S. Offer prior to the Expiration Time on the Expiration Date, will receive the same price per Series B Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. In the event of an extension, all of the Series B Shares or ADSs validly tendered into and not properly withdrawn from the U.S. Offer will remain subject to the U.S. Offer. Under such extension, each holder will continue to have the right to withdraw Series B Shares or ADSs previously tendered.

If we extend the U.S. Offer, we will notify the Tender Agent and will make a public announcement of the extension by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next U.S. business day after the day on which the U.S. Offer was scheduled to expire. At the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer.

In addition, if we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will promptly disseminate such change or waiver to all shareholders of the Company (including ADS holders) in a manner reasonably designed to inform them of such change or waiver and extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which the U.S. Offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of the Series B Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. We understand that in the SEC’s view, an offer should remain open for a minimum of five U.S. business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten (10) U.S. business days is generally required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, Purchaser increases the consideration being paid for the Shares accepted for payment pursuant to the U.S. Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the U.S. Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

If Purchaser is delayed in its acceptance for payment of, or payment (whether before or after our acceptance for payment for the Series B Shares and/or ADSs) for, the Series B Shares and/or ADSs or is unable to accept for payment or pay Series B Shares and/or ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer (including such rights as are discussed in “The U.S. Offer—Section 1. Terms of the U.S. Offer” and “The U.S. Offer—Section 11. Conditions to the U.S. Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), Casa de Bolsa Santander and the Tender Agent, as applicable may retain tendered Series B Shares and/or ADSs on behalf of Purchaser, and such Series B Shares and/or ADSs may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in “The U.S. Offer—Section 4. Withdrawal Rights.”

However, the ability of Purchaser to delay the payment for Series B Shares and/or ADSs which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the U.S. Offer.

We expect to conduct the U.S. Offer and the Mexican Offer concurrently and therefore the U.S. Offer and the Mexican Offer will expire on the same day and at the same time. If the U.S. Offer is extended for any reason, we will extend the Mexican Offer for the same period. Similarly, if the Mexican Offer is extended for any reason, we will extend the U.S. Offer for the same period. Therefore, we expect that the U.S. Offer and the Mexican Offer will remain open, including any extensions, for the same period of time.

Subsequent U.S. Offering Period

Purchaser intends to treat the Statutory Sell-out procedure described below as a six-month subsequent offering period to the U.S. Offer pursuant to Rule 14d-11. Under Mexican law and regulations, the Statutory Sell-out will not be treated as a tender offer in Mexico or a subsequent offering period of the Mexican Offer.

Unless all Shares of the Company are tendered in the Offers, Purchaser and the Company will incorporate the Repurchase Trust on the date of the cancellation of the registration of the Company’s Series B Shares with the Mexican National Securities Registry of the CNBV. Under the Statutory Sell-out, holders of Series B Shares that remain outstanding following completion of the Offers will have the right, but not the obligation, to sell their Series B Shares to the Repurchase Trust at any time during a period of six (6) months from the date the Repurchase Trust is incorporated for the same cash consideration that they would have received during the Mexican Offer in respect of their Series B Shares.

The Mexican Securities Market Law does not contemplate the sale of ADSs to the Repurchase Trust pursuant to the Statutory Sell-out. Holders of ADSs who do not tender their ADSs in the U.S. Offer may, subject as indicated below in connection with the Deposit Agreement Termination, exchange their ADSs for the underlying Series B Shares and sell the underlying shares in the Statutory Sell-out following completion of the U.S. Offer. For such purposes, holders of ADSs will need to have an account with a Mexican nominee or confirm that their nominee is capable of receiving the underlying Series B Shares upon cancellation of the ADSs. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico for the purpose of participating in the Statutory Sell-out will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. Further, at any time after the Deposit Agreement Termination Date, the Depositary may, at its sole discretion, sell the Series B Shares then held under the Deposit Agreement, in an open market transaction or otherwise, including a sale to the Repurchase Trust (if then-constituted), and shall after such sale convert the proceeds of such sale into U.S. dollars and hold un-invested the net proceeds of such sale and conversion, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account, net of applicable fees, taxes and expenses, and without liability for interest, for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered. A holder of ADSs that cancels the ADSs following the sale of underlying Series B Shares by the Depositary as set forth herein would not have to pay ADS cancellation fees to the Depositary (the Purchaser will pay such ADS cancellation fees) but would have to pay ADS cash distribution fees to the Depositary.

Conditions to the U.S. Offer

The U.S. Offer is conditioned upon the satisfaction or waiver of certain conditions discussed in “The U.S. Offer—Section 11. Conditions to the U.S. Offer.” If any of the U.S. Offer Conditions has not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the Expiration Time on the Expiration Date, Purchaser may extend the U.S. Offer for one or more periods to permit such U.S. Offer Condition to be satisfied. In addition, Purchaser must extend the U.S. Offer for any minimum period required by applicable law or by any rule, regulation, interpretation or position of the SEC or its staff.

Purchaser expressly reserves the right, in its sole discretion, subject to applicable rules and regulations of the SEC, not to accept for payment any Series B Shares or ADSs if, at the Expiration Time on the Expiration Date, any of the conditions to the U.S. Offer have not been satisfied or upon the occurrence of any of the events set forth in “The U.S. Offer—Section 11. Conditions to the U.S. Offer.” Under certain circumstances, we may terminate the U.S. Offer.

Mailing

Purchaser has requested and received a copy of the Company’s shareholder list, a list of the non-objecting holders of ADSs and security position listings for the purpose of disseminating the U.S. Offer to shareholders that are resident of, or located in, the United States and ADS holders and has commenced mailing of this U.S. Offer to Purchase, the related Acceptance for Series B Shares, the ADS Letter of Transmittal and other related documents to record holders of Series B Shares/ADSs and to brokers, dealers, commercial banks, trust companies and other securities intermediary whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Series B Shares/ADSs.

2.	Acceptance for Payment and Payment for Shares

In this U.S. Offer to Purchase, Purchaser is offering to pay a purchase price of Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal.

Under no circumstances will any interest be paid by us on the U.S. Offer Price for Series B Shares or ADSs tendered pursuant to the U.S. Offer, regardless of any delay in making such payments. All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Purchase of tendered Shares pursuant to the U.S. Offer will be made only after timely receipt by the Tender Agent (in the case of the ADSs) and Casa de Bolsa Santander (in the case of the Series B Shares) of the proper tender documents with respect to the securityholder’s ADSs or Series B Shares, as applicable. See “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver (if waivable) of all the U.S. Offer Conditions discussed in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” and provided that the U.S. Offer has not been terminated by the Expiration Time on the Expiration Date, Purchaser will, promptly after the Expiration Time on the Expiration Date, accept for payment all Series B Shares and ADSs validly tendered and not properly withdrawn prior to the Expiration Time on the Expiration Date pursuant to this U.S. Offer to Purchase. Purchaser will pay for such Series B Shares and ADSs promptly (and in any event within three (3) U.S. business days) following the Acceptance Time (as defined below).

For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased for all purposes, Series B Shares/ADSs validly tendered and not withdrawn as, if and when Purchaser gives written notice to Casa de Bolsa and the Tender Agent, as applicable, of Purchaser’s acceptance for payment of such Series B Shares/ADSs pursuant to the U.S. Offer. The date and time of Purchaser’s acceptance for payment of all Shares validly tendered and not properly withdrawn pursuant to this U.S. Offer to Purchase is referred to as the “Acceptance Time.”

If any Series B Shares or ADSs tendered in accordance with the instructions set forth in this U.S. Offer to Purchase or other related materials are not accepted for purchase pursuant to the terms and conditions of the U.S. Offer, we will cause such Shares to be returned promptly following the announcement of the lapse or withdrawal of the Offers, as the case may be.

The U.S. Offer Price for the Series B Shares accepted for payment pursuant to the U.S. Offer will be Ps.24.52 in cash per Series B Share, will be settled in Mexican pesos and will be paid by Purchaser, through Casa de Bolsa Santander, to participants in Indeval. Such participants will then transfer such funds to custodians acting for beneficiary holders. The custodian or the Indeval participant (in the case of a beneficiary who held their Series B Shares directly through an Indeval participant) may be required to withhold applicable Mexican capital gain taxes.

The U.S. Offer Price for the ADSs accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of Ps.122.6 in cash per ADS, will be settled in U.S. dollars and will be distributed to holders of ADSs, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. The U.S. Offer Price paid to holders of ADSs will be converted into U.S. dollars based on the U.S.$/Ps. exchange rate on the Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México). The converted amounts will be deposited by Purchaser with the Tender Agent for payment to holders of ADSs. All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent.

None of the Tender Agent or Purchaser makes any assurance to the tendering holder that the exchange rate that will be used in the conversion of Mexican pesos to U.S. dollars will be the most favorable available to the tendering holder. The rate of exchange or the amounts exchanged or paid will be adjusted for local fees, taxes, and forward points as applicable. You will bear all exchange rate risks and costs through the duration of the U.S. Offer and until the conversion to U.S. dollars is completed. Tendering ADS holders should be aware that fluctuations in the Mexican peso to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their tendered and accepted ADSs to change accordingly.

Payment for Shares directly registered by holders holding in certificated or uncertificated form will be made by check to the tendering ADS holder and, in the case of the Series B Shares, to the Indeval participant.

Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with DTC. If you tender your ADSs for cash by means of DTC’s book-entry confirmation facilities, the Tender Agent will deliver the applicable amount of consideration in U.S. dollars to DTC, which will further allocate the applicable amount of consideration in U.S. dollars to the account of the DTC participant who tendered the ADSs on your behalf. If you tender your ADSs for cash to the Tender Agent by means of a physical certificate delivery with a completed and signed ADS Letter of Transmittal or by means of an ADS Letter of Transmittal for ADSs in uncertificated form held through Direct Registration or otherwise on the books of the ADS Depositary, the Tender Agent will issue a check for the applicable amount of consideration in U.S. dollars.

Payment of the U.S. Offer Price in respect of ADSs shall be made by the Tender Agent only to the person identified on the ADS Letter of Transmittal as the seller of the tendered ADSs, and any of said persons shall be treated both by Purchaser and by the Tender Agent as the sole owner and seller of the tendered ADSs. The Tender Agent will act as agent for tendering holders of ADSs, for the purpose of receiving payments from Purchaser and transmitting payments to such tendering holders of ADSs whose ADSs have been accepted for payment.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any ADS cancellation fees (the Purchaser will pay such ADS cancellation fees for tendering holders of ADSs) or any ADS cash distribution fees payable to the Depositary. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees. A holder of ADSs that does not tender its ADSs in the U.S. Offer and who continues to hold their ADSs until the Deposit Agreement Termination Date will not have to pay ADS cancellation fees if their ADSs are cancelled following the Deposit Agreement Termination Date (the Purchaser will pay such ADS cancellation fees). However, such holders of ADSs that do not tender their ADSs in the U.S. Offer and who continue to hold their ADSs until the Deposit Agreement Termination Date will have to pay ADS cash distribution fees to the Depositary if the ADSs are cancelled following the Deposit Agreement Termination Date and any sale of underlying Series B Shares by the Depositary, as set forth herein.

Upon the deposit of funds with Casa de Bolsa Santander (in the case of Series B Shares through participants in Indeval) or the Tender Agent (in the case of ADSs) for the purpose of making payments to tendering holders whose Shares were accepted in the U.S. Offer, Purchaser’s obligation to make the payment shall be satisfied, and tendering holders whose Shares were accepted in the U.S. Offer must thereafter look solely to Casa de Bolsa Santander and the participants in Indeval (in the case of Series B Shares) or the Tender Agent (in the case of ADSs) for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the U.S. Offer.

Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to any direct or indirect wholly-owned subsidiary of Purchaser, the right to purchase all or any portion of the Series B Shares/ADSs tendered pursuant to the U.S. Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the U.S. Offer in the event of a breach by the transferee or assignee and will in no way prejudice the rights of tendering shareholders to receive payment for Series B Shares/ADSs validly tendered and accepted for payment pursuant to the U.S. Offer.

If there is a Statutory Sell-out, acceptance and settlement of Series B Shares sold to the Repurchase Trust will typically occur within approximately five (5) to fifteen (15) Mexican business days, rather than as required under Rule 14d-11(e). The settlement procedures and timetable of the Statutory Sell-out are determined by the Mexican trust agreement governing the Repurchase Trust and Mexican market practice. Holders of Series B Shares that wish to sell their Series B Shares to the Repurchase Trust during the term of the Statutory Sell-out must deliver a sale order (solicitud de venta) to the Company, which sale order must be accompanied by certain customary documentation set forth herein. Within five (5) Mexican business days from the date the Company receives such sale order from the relevant holder, the Company will either enter into a purchase agreement (contrato de compraventa) with the relevant holder based on a standard form used with all relevant holders or notify the relevant holder of any deficiencies or missing information in the sale order. The relevant holder will have ten (10) Mexican business days to cure any deficiencies or missing information in the sale order. The Company will pay the cash purchase price of the applicable Series B Shares within five (5) Mexican business days from the date that the Company receives a written confirmation that the relevant Series B Shares have been transferred to the Company’s securities account with Indeval, as will be more fully set forth in the payment conditions section (condiciones de pago) of the purchase agreement. Holders of Series B Shares who enter into a purchase agreement (contrato de compraventa) will not be permitted to withdraw or cancel the sale of their Series B Shares to the Repurchase Trust.

3.	Procedures for Accepting the U.S. Offer and Tendering Shares

Tender of Series B Shares

When you tender your Series B Shares in accordance with the procedures described in this section and we accept your Series B Shares for purchase, this will constitute a binding agreement between you and us, subject to the terms and conditions of the U.S. Offer. If you are a U.S. holder and you are, through your Mexican brokerage firm (including indirectly through a securities intermediary), a beneficial owner of Series B Shares, and you wish to tender your Series B Shares in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Series B Shares in certificated form. If you hold Series B Shares in certificated form you should promptly contact any intermediary who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Series B Shares on your behalf in book-entry form. Please allow sufficient time to complete the book entry process and subsequent tender process. You may have to pay fees and charges in connection with this process.

Any securities intermediary acting on your behalf that is, or holds Series B Shares through, a participant in Indeval may make delivery of Series B Shares by causing such participant in Indeval to deliver an Acceptance for Series B Shares to Casa de Bolsa Santander in Mexico and transfer the Series B Shares free of payment into the Indeval account of Casa de Bolsa Santander, in accordance with the procedures of Indeval prior to the Expiration Time on the Expiration Date. To effect a tender of the Series B Shares you own directly or beneficially, you should promptly contact your intermediary and instruct it to tender such Series B Shares. You should consult your securities intermediary or participant to determine the cut-off time and date applicable to you and whether you will be charged any transaction or service fee. Securities intermediaries and participants are likely to establish cut-off times and dates that are earlier than the Expiration Time on the Expiration Date for receipt of instructions to tender Series B Shares.

A valid tender of Series B Shares will be deemed to have been received only if (i) Casa de Bolsa Santander receives a confirmation of a book-entry transfer before the Expiration Time on the Expiration Date of the Series B Shares into its Indeval account; and (ii) the Indeval participant through which such Series B Shares were tendered delivers before the Expiration Time on the Expiration Date a duly completed and executed Acceptance for Series B Shares to Casa de Bolsa Santander.

Any Series B Shares being tendered must be delivered in accordance with the procedures described in this U.S. Offer to Purchase on or before the Expiration Time on the Expiration Date.

Casa de Bolsa Santander is not carrying out any activities in connection with the U.S. Offer, either as an agent of Purchaser or otherwise and will not be engaging in communications with U.S. holders relating to the U.S. Offer. Casa de Bolsa Santander will only accept Acceptances for Series B Shares received directly from Indeval participants in Mexico. U.S. holders should not (i) deliver any Acceptances for Series B Shares or other documentation to Casa de Bolsa Santander (ii) contact Casa de Bolsa Santander or (iii) send any Acceptance for Series B Shares to the Tender Agent.

The registered or beneficial holder of Series B Shares and its intermediary that instructs an Indeval participant to tender the Series B Shares will be deemed to have caused the delivery by the Indeval participant and to have agreed to be bound by, and to bind the holder on whose behalf the Indeval participant has acted, to the terms and conditions of the U.S. Offer and that Purchaser may enforce such agreement against such holder and the tendering Indeval participant.

The method and delivery of the Series B Shares and all other documents or instructions is at the risk of the participating securityholder.

If you hold ADSs and you wish to receive Mexican pesos, you must surrender your ADSs to the Depositary, take delivery of the underlying Series B Shares through a Mexican intermediary that is an Indeval participant and tender those Series B Shares in the U.S. Offer. In addition, you would need to receive the underlying Series B Shares prior to the Expiration Time on the Expiration Date to be able to tender those Series B Shares in the U.S. Offer. A holder of ADSs that does not tender its ADSs in the U.S. Offer and instead cancels its ADSs to receive the underlying Series B Shares in Mexico will have to pay ADS cancellation fees to the Depositary as the Purchaser will not pay such ADS cancellation fees as set forth herein.

Acceptance for Series B Shares

By causing the participant in Indeval through which you hold your Series B Shares to submit an Acceptance for Series B Shares in Mexico to Casa de Bolsa Santander and to transfer, free of payment through the Indeval system in Mexico, the applicable Series B Shares to Casa de Bolsa Santander, you will be deemed to represent, warrant and agree with us, subject to and effective upon our acceptance of your Series B Shares, that:

•	you sell, assign and transfer to Purchaser all right, title and interest in and to all the Series B Shares being tendered and all dividends, distributions and rights declared, paid or distributed in respect of such Series B Shares or securities on or after the Acceptance Time;

•	you shall have no further rights with respect to the tendered Series B Shares, except that you shall have a right to receive from Purchaser the U.S. Offer Price in accordance with the terms and conditions of the U.S. Offer;

•	you have full power and authority to accept the U.S. Offer and to sell, assign and transfer the Series B Shares, and that when the Series B Shares are accepted for purchase by Purchaser, Purchaser will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, declared, made or paid after the Acceptance Time with respect to the Series B Shares in respect of which the U.S. Offer is accepted or deemed to be accepted;

•	you will, upon request, execute and deliver any additional documents deemed by Purchaser or the Indeval participant (including pursuant to instructions from Casa de Bolsa Santander in connection with Mexican requirements) to be necessary or desirable to complete the sale, assignment and transfer of the Series B Shares tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof;

•	all authority conferred or agreed to be conferred by you shall survive your death or incapacity, and your obligations shall be binding upon your heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns; and

•	you acknowledge that you have received and read the Tender Offer Statement on Schedule TO, the Transaction Statement on Schedule 13E-3, the exhibits thereto and other tender offer documents filed by Purchaser with the SEC relating to the U.S. Offer, including this U.S. Offer to Purchase and the accompanying Acceptance for Series B Shares and its instructions. A copy of this U.S. Offer to Purchase may be obtained at no cost by visiting the website of the SEC at www.sec.gov or by contacting the Information Agent at the telephone numbers provided herein. You agree to be bound by the terms of the U.S. Offer, as described in this U.S. Offer to Purchase and the Acceptance for Series B Shares, and that Purchaser may enforce the Acceptance for Series B Shares against you.

Determination of Validity.

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of Series B Shares will be determined by us, in our sole discretion, which determination shall be final and binding to all parties. We reserve the absolute right to reject any or all tenders of Series B Shares determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Series B Shares of any particular holder, whether or not similar defect or irregularities are waived in the case of other holders. No tender of Series B Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

U.S. HOLDERS OF SERIES B SHARES SHOULD NOT SEND ANY ACCEPTANCE FOR SERIES B SHARES OR ANY RELATED DOCUMENTS TO CASA DE BOLSA SANTANDER, PURCHASER, THE INFORMATION AGENT, THE TENDER AGENT OR THE DEPOSITARY. DELIVERY OF THE ACCEPTANCE FOR SERIES B SHARES OR ANY OTHER REQUIRED DOCUMENTS TO PURCHASER, THE INFORMATION AGENT, THE TENDER AGENT OR THE DEPOSITARY DOES NOT CONSTITUTE A VALID TENDER. CASA DE BOLSA SANTANDER WILL ONLY ACCEPT ACCEPTANCES FOR SERIES B SHARES RECEIVED DIRECTLY FROM INDEVAL PARTICIPANTS IN MEXICO. U.S. HOLDERS SHOULD NOT (i) DELIVER ANY ACCEPTANCES FOR SERIES B SHARES OR OTHER DOCUMENTATION TO CASA DE BOLSA SANTANDER (ii) CONTACT CASA DE BOLSA SANTANDER OR (iii) SEND ANY ACCEPTANCE FOR SERIES B SHARES TO THE TENDER AGENT.

Tender of ADSs

Any ADS holder that intends to accept the U.S. Offer for all or any portion of such holder’s ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.

Registered Holders of ADRs

If you are a registered holder of ADRs, you must properly complete and duly execute the ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with the ADRs evidencing the ADSs that you intend to tender, to the Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before the Expiration Time on the Expiration Date. Do NOT send any ADRs, the ADS Letter of Transmittal or any related documents to Purchaser, the Depositary, Casa de Bolsa Santander or the Information Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed by a Medallion Guarantee.

Registered Holders of Uncertificated ADSs on the Books of the Depositary

If you are a registered holder of uncertificated ADSs on the books of the Depositary, which is Citibank, N.A., you must properly complete and duly execute the ADS Letter of Transmittal, which is also available from the Information Agent, and timely deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before the Expiration Time on the Expiration Date. Do NOT send the ADS Letter of Transmittal or any related documents to Purchaser, the Depositary, Casa de Bolsa Santander or the Information Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

ADSs Held through a Broker, Dealer, Commercial Bank, Trust Company or Other Securities Intermediary in the DTC System

If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary in the DTC system, you should promptly contact your broker, dealer, commercial bank, trust company or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the U.S. Offer, the ADSs must be tendered by your securities intermediary before the Expiration Time on the Expiration Date. Further, before the Expiration Time on the Expiration Date, the Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.

DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time on the Expiration Date, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and your broker, dealer, commercial bank, trust company or other securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

If you are unable to perform the procedures described above before the Expiration Time on the Expiration Date, you may still be able to tender your ADSs into the U.S. Offer in accordance with the procedures for guaranteed delivery that we are making available (see “—Guaranteed Delivery”).

The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering ADS holder, and delivery will be considered made only when the Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time on the Expiration Date.

DO NOT DELIVER ANY DOCUMENTS TO PURCHASER, THE DEPOSITARY, CASA DE BOLSA SANTANDER OR THE INFORMATION AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PURCHASER, THE DEPOSITARY, CASA DE BOLSA SANTANDER OR THE INFORMATION AGENT DOES NOT CONSTITUTE A VALID TENDER.

Surrendering ADSs for Series B Shares in order to tender Series B Shares into the U.S. Offer

As an alternative to tendering ADSs into the U.S. Offer, an ADS holder may surrender its ADSs, withdraw the Series B Shares from the ADS program in which they are deposited and participate directly in the U.S. Offer as a holder of Series B Shares. The ADS holder should call the Information Agent toll free at (800) 662-5200 or email the Information Agent at opasantander@investor.morrowsodali.com to surrender to the Depositary the ADSs representing Series B Shares that it wishes to tender into the U.S. Offer, pay a fee to the Depositary not in excess of U.S.$5.00 per 100 ADS (or any portion thereof) for the surrender of those ADSs, and pay any taxes and/or governmental charges or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the Deposit Agreement.

These procedures could take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the Expiration Time on the Expiration Date.

Signature Guarantees

No signature guarantee is required on the ADS Letter of Transmittal if the (i) ADS Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in DTC’s (as the book-entry transfer facility) systems whose name appears on a security position listing as the owner of the ADSs) of the ADSs tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the ADS Letter of Transmittal or (ii) ADSs are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) and the Stock Exchanges Medallion Program (each, an “Eligible Institution,” and collectively, “Eligible Institutions”). In all other cases, all signatures on an ADS Letter of Transmittal must be guaranteed by an Eligible Institution. See the instructions of the ADS Letter of Transmittal. If an ADS is registered in the name of a person other than the signatory of the ADS Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder, then the ADR must be endorsed or transferred by the registered holder or a proper separate instrument of transfer signed by the registered holder must be provided, and the signature on the endorsement or instrument of transfer must be guaranteed by a Medallion Guarantee.

Guaranteed Delivery

If an ADS holder desires to tender ADSs pursuant to the U.S. Offer and the ADR(s) evidencing such ADS holder’s ADSs are not immediately available, or if such holder cannot deliver the ADR(s) and all other required documents to the Tender Agent prior to the Expiration Time on the Expiration Date, or if such ADS holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Purchaser (a “Notice of Guaranteed Delivery”), is received prior to the Expiration Time on the Expiration Date by the Tender Agent as provided below; and

•	the ADR(s) (or a book-entry confirmation) evidencing all tendered ADSs, in proper form for transfer, in each case together with the ADS Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the ADS Letter of Transmittal, are received by the Tender Agent within two (2) NYSE trading days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mailed to the Tender Agent and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

In all cases, ADSs will not be deemed validly tendered unless a properly completed and duly executed ADS Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of an ADS Letter of Transmittal is received by the Tender Agent.

There is no guaranteed delivery process available to tender Series B Shares.

The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC as the book-entry transfer facility, is at the option and risk of the tendering ADS holder, and the delivery will be deemed made only when actually received by the Tender Agent (including, in the case of a book-entry transfer, receipt of a book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs, including questions as to the proper completion of any ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Tender Agent), which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders of ADSs determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any ADSs of any particular ADS holder, whether or not similar defects or irregularities are waived in the case of other ADS holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Purchaser and the Tender Agent will make reasonable efforts to notify any person of any defect in any ADS Letter of Transmittal submitted to the Tender Agent. However, neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

If you are in any doubt about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent.

Other Requirements

By executing the ADS Letter of Transmittal as set forth above, a tendering ADS holder irrevocably appoints designees of Purchaser as such ADS holder’s attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the ADS Letter of Transmittal, to the full extent of such ADS holder’s rights with respect to the ADSs tendered by such ADS holder and accepted for payment by Purchaser (including, with respect to any and all other ADSs or other securities issued or issuable in respect of such ADSs, on or after the date of this U.S. Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered ADSs. Such appointment will be effective when, and only to the extent that, Purchaser accepts such ADSs for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such ADS holder with respect to such ADSs (and such other rights and securities) will be revoked without further action, and no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by such ADS holder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the ADSs and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such ADS holder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment for such ADSs, Purchaser must be able to exercise full voting, consent and other rights with respect to such ADSs or rights, including voting at any meeting of shareholders or executing a written consent concerning any matter.

The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering ADS holders’ acceptance of the U.S. Offer, as well as the tendering ADS holder’s representation and warranty that such holder has the full power and authority to tender and assign the ADSs tendered, as specified in the ADS Letter of Transmittal. Purchaser’s acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering ADS holder and Purchaser upon the terms and subject to the conditions of the U.S. Offer (and if the U.S. Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Sales of Series B Shares to the Repurchase Trust

Unless all Shares of the Company are tendered in the Offers, Purchaser and the Company will incorporate the Repurchase Trust on the date of the cancellation of the registration of the Company’s Series B Shares with the Mexican National Securities Registry of the CNBV. Under the Statutory Sell-out, holders of Series B Shares that remain outstanding following completion of the Offers will have the right, but not the obligation, to sell their Series B Shares to the Repurchase Trust at any time during a period of six (6) months from the date the Repurchase Trust is incorporated for the same cash consideration that they would have received during the Mexican Offer in respect of their Series B Shares.

If there is a Statutory Sell-out, acceptance and settlement of Series B Shares sold to the Repurchase Trust will typically occur within approximately five (5) to fifteen (15) Mexican business days, rather than as required under Rule 14d-11(e). The settlement procedures and timetable of the Statutory Sell-out are determined by the Mexican trust agreement governing the Repurchase Trust and Mexican market practice. Holders of Series B Shares that wish to sell their Series B Shares to the Repurchase Trust during the term of the Statutory Sell-out must deliver a sale order (solicitud de venta) to the Company, which sale order must be accompanied by certain customary documentation required by the Company, as trustee, including the deposit documentation issued by Indeval evidencing the holder’s title to the securities and (x) in the case of natural persons, copies of certain personal identification documentation that will be listed in the sale order (solicitud de venta), or (y) in the case of legal persons, certain documentation evidencing the incorporation of such person and the identity and authority of its legal representatives. Within five (5) Mexican business days from the date the Company receives such sale order from the relevant holder, the Company will either enter into a purchase agreement (contrato de compraventa) with the relevant holder based on a standard form used with all relevant holders or notify the relevant holder of any deficiencies or missing information in the sale order. The relevant holder will have ten (10) Mexican business days to cure any deficiencies or missing information in the sale order. The Company will pay the cash purchase price of the applicable Series B Shares within five (5) Mexican business days from the date that the Company receives a written confirmation that the relevant Series B Shares have been transferred to the Company’s securities account with Indeval, as will be more fully set forth in the payment conditions section (condiciones de pago) of the purchase agreement. Holders of Series B Shares who enter into a purchase agreement (contrato de compraventa) will not be permitted to withdraw or cancel the sale of their Series B Shares to the Repurchase Trust.

The Mexican Securities Market Law does not contemplate the sale of ADSs to the Repurchase Trust pursuant to the Statutory Sell-out. Holders of ADSs who do not tender their ADSs in the U.S. Offer may, subject as indicated herein in connection with the Deposit Agreement Termination, exchange their ADSs for the underlying Series B Shares and sell the underlying shares in the Statutory Sell-out following completion of the U.S. Offer. For such purposes, holders of ADSs will need to have an account with a Mexican nominee or confirm that their nominee is capable of receiving the underlying Series B Shares upon cancellation of the ADSs. The ADS holder should call the Information Agent toll free at (800) 662-5200 or email the Information Agent at opasantander@investor.morrowsodali.com to surrender to the Depositary the ADSs representing Series B Shares that it wishes to sell in the Statutory Sell-out, pay an ADS cancellation fee to the Depositary not in excess of U.S.$5.00 per 100 ADS (or any portion thereof) for the surrender of those ADSs, and pay any taxes and/or governmental charges or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the Deposit Agreement. These procedures could take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the expiration of the Statutory Sell-out.

Holders of ADSs who do not tender their ADSs in the U.S. Offer should be aware that, at any time after the Deposit Agreement Termination Date, the Depositary may, at its sole discretion, sell the Series B Shares then held under the Deposit Agreement, in an open market transaction or otherwise, including a sale to the Repurchase Trust (if then-constituted), and shall after such sale convert the proceeds of such sale into U.S. dollars and hold un-invested the net proceeds of such sale and conversion, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account, net of applicable fees, taxes and expenses, and without liability for interest, for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the relevant holders and beneficial owners, in each case upon the terms set forth in the Deposit Agreement), and (ii) as may be required at law in connection with the termination of the Deposit Agreement. The obligations under the terms of the Deposit Agreement of holders and beneficial owners of ADSs outstanding as of the date of the Deposit Agreement Termination shall survive such date and shall be discharged only when the applicable ADSs are presented by their holders to the Depositary for cancellation under the terms of the Deposit Agreement (except as specifically provided in the Deposit Agreement). A holder of ADSs that cancels the ADSs following the sale of underlying Series B Shares by the Depositary as set forth herein would not have to pay an ADS cancellation fee to the Depositary (the Purchaser will pay such ADS cancellation fee) but would have to pay an ADS cash distribution fee not in excess of U.S.$5.00 per 100 ADS (or any portion thereof) for the distribution of the proceeds of such sale, and pay any taxes and/or governmental charges or other charges payable in connection with such sale, surrender and withdrawal, and otherwise comply with the terms and conditions of the Deposit Agreement.

There could be significant differences between the U.S.$/Ps. exchange rate used to effect the conversion of the amounts payable to holders of ADSs who tender their ADSs pursuant to the U.S. Offer (which will be calculated on the Expiration Date as set forth herein) and the U.S.$/Ps. exchange rate used by the Depositary to covert the proceeds of any sales of Series B Shares underlying ADSs that have not been surrendered at the time such sales are effected as set forth above (which exchange rate will be based on the exchange rate that the Depositary obtains at the time of completion of the sale). Rates of exchange between the U.S. dollar and the Mexican peso have been highly volatile in the past, and volatility may occur in the future. Fluctuations in exchange rates that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur in the future. In addition, fees and expenses in connection with to the U.S.$/Ps. conversions could vary significantly. The rate of exchange or the amounts exchanged or paid will be adjusted for local fees, taxes, and forward points as applicable, which could vary significantly between the conversion effected to pay holders of ADSs who tender their ADSs pursuant to the U.S. offer and the conversion effected by the Depositary to convert the proceeds of any sales of Series B Shares underlying ADSs.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Series B Shares/ADSs made pursuant to the U.S. Offer are irrevocable.

Series B Shares/ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the U.S. Offer, may also be withdrawn at any time after April 8, 2023, which is the 60th day after the date of commencement of the U.S. Offer. If you hold your Series B Shares or ADSs through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish a cut-off time and date for receipt of instructions to withdraw previously tendered Series B Shares or ADSs that is earlier than the Expiration Time on the Expiration Date. You should consult your broker or other securities intermediary to determine the specific cut-off times and dates that apply to you.

If there is a Statutory Sell-out and you decide to sell your Series B Shares thereunder, you will not be able to revoke such sale following execution of a purchase agreement (contrato de compraventa).

U.S. Holders of Series B Shares

U.S. holders of Series B Shares that wish to withdraw all or a portion of their tendered Series B Shares, must contact their securities intermediary or, if they hold Series B Shares directly through a participant in Indeval, holders must contact such participant. U.S. holders of Series B Shares that wish to withdraw, must cause the applicable Indeval participant (which may be their securities intermediary or a Mexican subcustodian) through which they tendered their Series B shares to complete, sign and submit a form of withdrawal to Casa de Bolsa Santander prior to the Expiration Time on the Expiration Date, in order for the Series B Shares to be validly withdrawn from the U.S. Offer. Casa de Bolsa Santander is not carrying out any activities in connection with the U.S. Offer, either as an agent of Purchaser or otherwise and will not be engaging in communications with U.S. holders relating to the U.S. Offer. Casa de Bolsa Santander will only accept Acceptances for Series B Shares received directly from Indeval participants in Mexico. U.S. holders should not (i) deliver any Acceptances for Series B Shares or other documentation to Casa de Bolsa Santander (ii) contact Casa de Bolsa Santander or (iii) send any Acceptance for Series B Shares to the Tender Agent.

Holders of ADSs

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Tender Agent at its address set forth on the back cover page of this U.S. Offer to Purchase. Any such notice of withdrawal must specify the name, address and the taxpayer identification number (“TIN”) of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of such ADSs, if different from that of the person who tendered such ADSs. If the ADRs to be withdrawn have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such ADRs, the serial numbers shown on such ADRs must be submitted to the Tender Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such ADRs have been tendered for the account of an Eligible Institution. If ADSs have been tendered pursuant to the procedure for book-entry transfer as discussed in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC (as the book-entry transfer facility) to be credited with the withdrawn ADSs. If you tendered your ADSs via DTC’s ATOP system, you need to contact your broker, dealer, commercial bank, trust company or other securities intermediary, and have such securities intermediary process your withdrawal.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Tender Agent, Casa de Bolsa Santander the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

Withdrawals of Series B Shares/ADSs may not be rescinded. Any Series B Shares/ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Series B Shares/ADSs may be re-tendered at any time prior to the Expiration Time on the Expiration Date by again following one of the procedures described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Series B Shares/ADSs in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Series B Shares/ADSs or is unable to accept for payment or pay for Series B Shares/ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer (including such rights as are discussed in “—Section 1. Terms of the U.S. Offer” and “—Section 11. Conditions to the U.S. Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Tender Agent and Casa de Bolsa Santander, as applicable, may, nevertheless, on behalf of Purchaser, retain tendered Series B Shares/ADSs, and such Series B Shares/ADSs may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described above.

5.	Certain U.S. and Mexican Federal Income Tax Consequences

The following is a description of certain U.S. and Mexican Federal income tax consequences of the U.S. Offer to Purchase.

Certain U.S. Federal Income Tax Consequences

The following is a discussion of certain U.S. federal income tax considerations related to the U.S. Offer to Purchase applicable to you if you are a U.S. Holder described below. This discussion applies only to Series B Shares or ADSs that you hold as capital assets (generally, assets held for investment) and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences, the application of the “Medicare contribution tax,” special accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and differing tax consequences applicable to you if you are, for instance:

•	one of certain financial institutions;

•	an insurance company;

•	a real estate investment trust or regulated investment company;

•	a dealer or an electing trader in securities that is subject to a mark-to-market method of tax accounting;

•	a tax-exempt entity, “individual retirement account” or “Roth IRA”;

•	a person that holds the Series B Shares or ADSs as part of a “straddle” or an integrated transaction;

•	a person that owns or is deemed to own 10% or more of the outstanding stock of the Company, by vote or value;

•	a person that owns Series B Shares or ADSs in connection with a trade or business conducted outside of the United States;

•	a person whose “functional currency” is not the U.S. dollar; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity treated as a partnership for U.S. federal income tax purposes that owns Series B Shares or ADSs will depend on the status of the partner and the activities of the partnership. Partnerships owning Series B Shares or ADSs and their partners should consult their tax advisers concerning the U.S. federal income tax consequences to them of the sale of the Series B Shares or ADSs pursuant to the U.S. Offer to Purchase.

This description is based on the Code, final, proposed and temporary U.S. Treasury regulations, judicial and administrative interpretations thereof, and the income tax treaty between the United States and Mexico (the “Treaty”), all as of the date hereof, changes to any of which subsequent to the date of this U.S. Offer to Purchase may affect the tax consequences described herein, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of those summarized below. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation. You should consult your tax adviser concerning the U.S. federal, state and local, and non-U.S. tax consequences of the sale of the Series B Shares or ADSs pursuant to the U.S. Offer to Purchase in your particular circumstances.

For purposes of this description, you are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of Series B Shares or ADSs and:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein, or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as described below, this discussion assumes that the Company has not been a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any prior taxable year and will not be a PFIC for the current taxable year. See “—Tax Consequences to Tendering U.S. Holders—Passive Foreign Investment Company Rules” below.

In general, a U.S. Holder who owns ADSs is treated as the owner of the underlying Series B Shares represented by those ADSs for U.S. federal income tax purposes.

Tax Consequences to Tendering U.S. Holders

Treatment of the Sale of Series B Shares or ADSs

The sale of Series B Shares or ADSs in exchange for cash pursuant to the U.S. Offer to Purchase will be a taxable transaction for U.S. federal income tax purposes. If you tender Series B Shares or ADSs and receive a cash payment pursuant to the U.S. Offer to Purchase, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the exchange and your adjusted tax basis in the tendered Series B Shares or ADSs, as applicable, each determined in U.S. dollars. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Series B Shares or ADSs is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Any gain or loss recognized will be treated as U.S.-source gain or loss for foreign tax credit purposes. Mexican taxes, if any, imposed upon the sale of the Series B Shares or ADSs pursuant to the U.S. Offer generally will not be creditable against your U.S. federal income tax liability (under recent Treasury regulations, and also because in the case of U.S. Holders that are eligible for the benefits of the Treaty the Mexican taxes will be refundable). However, any non-refundable Mexican taxes may be deductible or reduce your amount realized on the sale. You should consult your tax adviser regarding the consequences of any Mexican taxes imposed in connection with the U.S. Offer.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look- through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Based on proposed U.S. Treasury regulations, including those which are proposed to be effective for taxable years beginning after December 31, 1994, the Company believes that it was not a PFIC for its taxable year ending December 31, 2022 and does not expect to be a PFIC for its current taxable year. However, the proposed U.S. Treasury regulations may not be finalized in their current form and their application is not entirely clear in some respects. In addition, the determination of whether the Company is a PFIC for any taxable year cannot be made until the end of the taxable year because it is based upon the composition of the Company’s income and assets for the year. Accordingly, there can be no assurance that the Company was not a PFIC for any prior taxable year or will not be a PFIC for the current taxable year.

If the Company is or was a PFIC for any taxable year during your holding period, you will generally be subject to adverse tax consequences on the sale of your Series B Shares or ADSs pursuant to the U.S. Offer. Generally, gain recognized by you on the sale of the Series B Shares or ADSs would be allocated ratably over your holding period for the Series B Shares or ADSs, as applicable. The amounts allocated to the taxable year of the sale and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Certain elections may be available that would result in alternative treatments.

You should consult your tax adviser concerning the possible application of the PFIC rules to the sale of the Series B Shares or ADSs pursuant to the U.S. Offer.

Tax Consequences to Non-Tendering U.S. Holders

If you do not tender your Series B Shares or ADSs pursuant to the U.S. Offer, the U.S. Offer will not have any U.S. federal income tax consequences to you.

Statutory Sell-Out by U.S. Holders

If you do not tender your Series B Shares or ADSs pursuant to the U.S. Offer, but subsequently sell to the Repurchase Trust for cash your Series B Shares (including Series B Shares that you received in exchange of your ADSs), you generally will be taxed in the same manner as described above under “—Tax Consequences to Tendering U.S. Holders”.

Statutory Sell-Out by the Depositary

If (i) you own ADSs and neither tender your ADSs pursuant to the U.S. Offer nor exchange the ADSs for the underlying Series B Shares represented by such ADS, and (ii) the Depositary sells the Series B Shares underlying your ADSs to the Repurchase Trust in exchange for cash pursuant to the Statutory Sell-out, you will generally be taxed as if you sold the underlying Series B Shares in the same manner as described above under “—Tax Consequences to Tendering U.S. Holders.”

If you do not participate in the U.S. Offer and do not sell your Series B Shares (including Series B Shares underlying ADSs) pursuant to the Statutory Sell-out, you should consult your tax adviser regarding the potential U.S. federal income tax consequences to you of your continued ownership of Series B Shares or ADSs, including any potential impact of the intended delisting of the Series B Shares and ADSs and, if you are a holder of ADSs, the impact of the Depositary selling the underlying Series B Shares and holding such proceeds on your behalf.

Information Reporting and Backup Withholding

Proceeds from the sale of your Series B Shares or ADSs within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) you are a corporation or other exempt recipient (and establish that fact if required to do so) or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Mexican Federal Tax Consequences

The discussion set out below summarizes certain material Mexican income tax considerations on the transfer of the Shares pursuant to this U.S. Offer by non-Mexican Tax Residents (as defined below) of our Series B Shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to participate in the U.S. Offer.

Any registered holder of Series B Shares should consult with their own Mexican tax advisors regarding their particular tax regime under Mexican tax law, as the discussions set out below do not consider any particular considerations that are not expressly mentioned, and which may affect the analysis under Mexican tax law. The considerations set forth below are based on Mexican tax law in force which may be subject to change.

Under Mexican tax law, non-Mexican tax residents (“Non-Mexican Tax Residents”) are foreign individuals and companies who do not qualify as Mexican tax residents. An individual is considered a Mexican tax resident if his or her home is located in Mexico or if his or her home is located in Mexico and abroad, if his or her center of vital interest is located in Mexico. For Mexican tax purposes the center of vital interests is located in Mexico if more than 50% of the income of the individual in a fiscal year is derived from Mexican sources or if the principal place of business activities is located in Mexico. A company is considered Mexican tax resident if the principal place of management is located in Mexico.

Mexico has entered into several income tax treaties with different jurisdictions, and it is currently negotiating several other income tax treaties with other jurisdictions. This may ultimately affect the discussions set forth below on the transfer of the Shares pursuant to the U.S. Offer. Each potential investor should consult with its Mexican tax advisors regarding the effect that a particular treaty may have on the discussion set out below.

The following analysis is White & Case’s opinion as tax advisor, which has not been validated by any third party or governmental authority. White & Case’s opinion and the analysis set forth below may or may not be consistent with the interpretation of the Mexican tax authority, any third party or a foreign tax authority. Each potential investor should seek advice from its Mexican tax advisors in connection to the U.S. Offer with respect to the transfer of the Shares.

Tax Consequences of the U.S. Offer in Connection with the Sale Series B Shares and ADSs for Non-Mexican Tax Residents

Tax Consequences to Tendering Non-Mexican Tax Residents

Tax Consequences in Connection with the Sale of the Series B Shares

The sale of the Series B Shares or ADSs pursuant to the U.S. Offer should generally be treated as a taxable disposition of shares in exchange for cash for Mexican tax purposes for each of the non-Mexican Tax Residents that participate in the U.S. Offer. If you tender Series B Shares and receive cash pursuant to the U.S. Offer, you will be required to recognize income, gain or loss on such disposition. Under the Mexican Income tax law, the Mexican income tax consequences would vary depending on the particular characteristics of each person which is considered to dispose of its Series B Shares. The following is a high-level summary of the applicable tax considerations applicable to the Non-Mexican Tax Residents who transfer their Series B Shares pursuant to the U.S. Offer, although, the analysis does not consider any particular fact patterns or legal characteristics which are not expressly stated below (including but not limited to beneficial owners who acquired Shares outside of any of the recognized stock exchanges under Article 16-C, subsection I and II of the Mexican Federal Fiscal Code, beneficial owners of 10% or more of the Company or persons that are deemed to control the Company within the meaning of Article 2 of the Mexican Securities Market Law and other specific situations).

A registered holder of Series B Shares that is treated as a non-Mexican Tax Resident should recognize any gain or loss derived from the U.S. Offer. Generally, to the extent the sale takes place through a recognized stock exchange within the meaning of the Mexican Securities Market Law, the beneficial owner shall be subject to a 10% final capital gains tax on any gain realized. The transfer of the Series B Shares pursuant to the U.S. Offer should qualify as a sale that takes place through a recognized stock exchange within the meaning of the Mexican Securities Market Law. If the Non-Mexican Tax Resident holder is a resident in a jurisdiction that has an income tax treaty with Mexico, including the United States, and furnishes an affidavit under oath to the financial intermediary claiming entitlement to such treaty benefits and provides a taxpayer ID number, the Non-Mexican Tax Resident holder should generally be exempted from the Mexican capital gains tax. However, if the Non-Mexican Tax Resident is not able to meet any of the requirements set forth herein and in the law, the sale may be subject to 10% tax on the capital gain arising from sale of Series B Shares transferred pursuant to the U.S. Offer.

No value added tax or stamp taxes should be triggered with respect to the U.S. Offer.

Tax Consequences in Connection with the sale of ADSs

The sale of ADSs in exchange for cash pursuant to the U.S. Offer should generally be treated as a taxable disposition of shares for Mexican tax purposes for each of the record holders of our ADSs that participate in the U.S. Offer, who may be required to recognize gain or loss on such disposition. The following is a high-level summary of the applicable tax considerations to the Non-Mexican Tax Residents tendering their ADSs pursuant to the U.S. Offer, although the analysis does not consider any particular fact patterns which are not expressly stated below including but not limited to those described above under “-Tax Consequences in Connection with the sale of ADSs”.

Any Non-Mexican Tax Resident who is record holder of the ADSs that is treated as disposing its ADSs through the U.S. Offer should be exempted from capital gains tax in Mexico, but only if the transaction takes place through a recognized stock exchange within the meaning of Article 16-C, subsection II of the Mexican Federal Fiscal Code. The transfer of the ADS pursuant to the U.S. Offer should qualify as a sale that takes place through a recognized stock exchange within the meaning of Article 16-C, subsection II of the Mexican Federal Fiscal Code. However, if the Non-Mexican Tax Resident is not able to meet any of the requirements set forth herein and in the law, the sale may be subject to 10% tax on the capital gain arising from sale of ADSs transferred pursuant to the U.S. Offer.

No value added tax or stamp tax should be triggered with respect to the Offer.

Consequences to Non-Tendering Non-Mexican Tax Residents

Statutory Sell-Out by Non-Mexican Tax Residents

If you do not tender your Series B Shares or ADSs pursuant to the U.S. Offer to Purchase, but subsequently sell to the Repurchase Trust for cash your Series B Shares (including Series B Shares that you received in exchange of your ADSs), you generally will be taxed at 35% tax on the capital gain arising from sale of Series B Shares transferred pursuant to the U.S. Offer subject to satisfaction of a number of requirements including appointing a tax representative and file information relating to you tax status and residence or 25% on the gross proceeds if no requirements are satisfied. However, if a tax treaty applies and you satisfy the requirements to claim a benefit under the relevant tax treaty, you may be entitled to a relief under such tax treaty.

Statutory Sell-Out by the Depositary

If (i) you own ADSs and neither tender your ADSs pursuant to the U.S. Offer to Purchase nor exchange the ADSs for the underlying Series B Shares represented by such ADS, and (ii) the Depositary sells the Series B Shares underlying your ADSs to the Repurchase Trust in exchange for cash pursuant to the Statutory Sell-out, you will generally be taxed as if you sold the underlying Series B Shares in the same manner as described above under “—Statutory Sell-Out by Non-Mexican Tax Residents.”

If you do not participate in the U.S. Offer to Purchase and do not sell your Shares pursuant to the Statutory Sell-out, you should consult your tax adviser regarding the potential Mexican Federal income tax consequences to you of your continued ownership of Series B Shares or ADSs, including any potential impact of the intended delisting of the Series B Shares and ADSs.

6.	Price Range of Shares; Dividends

The ADSs are listed and traded on NYSE under the symbol “BSMX.” The Series B Shares are registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the CNBV and listed on BMV under the symbol “BSMX.”

According to the Company, as of February 2, 2023, its issued and paid-in capital stock consisted of 6,786,994,357 shares, represented by (i) 3,322,685,212 Series B Shares, of which 5,671,453 Series B Shares were held in treasury, and (ii) 3,464,309,145 Series F shares, all of which are book-entry shares, fully paid and of a par value of Ps.3.780782962 each. In addition, as of February 2, 2023, the Company’s unissued and unsubscribed stock consisted of 883,785,133 Series B Shares and 921,514,867 Series F shares, which are authorized, unsubscribed and held in treasury. As of the date of this U.S. Offer to Purchase, Purchaser beneficially owns, directly or indirectly, approximately 96.2% of the Company’s issued and paid-in capital, consisting of 3,464,309,145 Series F shares (or 100% of the total issued Series F shares of the Company) and 3,061,749,167 Series B Shares (or 92.2% of the total issued Series B shares).

The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per ADSs, in U.S. dollars, as reported by published financial sources.

	Trading Price (U.S.$)
	High	Low
2021
First Quarter	5.6	4.6
Second Quarter	6.5	5.6
Third Quarter	6.3	5.6
Fourth Quarter	6.5	5.4
2022
First Quarter	5.8	5.0
Second Quarter	5.6	5.0
Third Quarter	5.7	4.6
Fourth Quarter	6.2	5.1
2023
First Quarter (through to February 2, 2023)	6.4	5.9

The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Series B Shares, in Mexican pesos, as reported by published financial sources.

	Trading Price (Ps.)
	High	Low
2021
First Quarter	22.7	19.0
Second Quarter	25.9	22.5
Third Quarter	25.3	22.8
Fourth Quarter	26.5	22.4
2022
First Quarter	24.0	20.9
Second Quarter	22.1	20.5
Third Quarter	22.1	19.2
Fourth Quarter	23.5	21.0
2023
First Quarter (through to February 2, 2023)	23.7	22.7

On October 20, 2022, the last trading day before Purchaser announced its intention to make concurrent cash tender offers in Mexico and the United States to acquire all of the Series B Shares and ADSs, the closing price of the ADSs reported on the NYSE was U.S.$5.39 per ADS and the closing price of the Series B Shares reported on the BMV was Ps.21.61 per Series B Share. On February 1, 2023, the closing sales price of the ADSs on NYSE was U.S.$6.34 per ADS and the closing price of the Series B Shares on BMV was Ps.23.2 per Series B Share. All shareholders (including holders of ADSs) are urged to obtain a current market price for the ADSs and the Series B Shares. There is no separate U.S. trading market for Series B Shares (however, the Series B Shares are registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the CNBV and listed on BMV).

The declaration, payment and amount of any dividend are considered and proposed by the Company’s board of directors and approved at the Company’s general shareholders’ meeting by the affirmative vote of a majority of the Company’s shareholders in accordance with the applicable regulatory, corporate, tax and accounting rules and are subject to the statutory limitations as discussed in more detail in the Company’s 2021 Form 20-F. On June 18, 2021, the Company paid a cash dividend of Ps.3,054 million (Ps.0.45 per Series B Share or Ps. 2.25 per ADS). On November 5, 2021, the Company paid a cash dividend of Ps.1,867 million (Ps.0.28 per Series B Share or Ps.1.38 per ADS). On June 28, 2022 the Company paid a cash dividend of Ps.9,040 million (Ps.1.33 per Series B Share or Ps.6.65 per ADS). In addition, on July 28, 2022 the Company paid a cash dividend of Ps.8,838 million (Ps.1.30 per Series B Share or Ps.6.50 per ADS).

7.	Certain Information Concerning the Company

General. The information concerning the Company contained in this U.S. Offer to Purchase has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources.

The Company’s principal office is in Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe Alcaldía Álvaro Obregón, 01219 Mexico City, and its telephone number at such address is +(52) 55-5257-8000.

Financial Information. The audited consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2021 are incorporated herein by reference to Item 18 of the Company’s 2021 Form 20-F. The unaudited interim consolidated financial statements of the Company as of and for the three months ended December 31, 2022 and 2021 are incorporated herein by reference to Item 1 of the Company’s Form 6-K furnished to the SEC on February 3, 2023 (the “Q4 2022 Form 6-K”). The 2021 Form 20-F and the Q4 2022 Form 6-K are available on the website of the SEC at www.sec.gov and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.

Certain Internal Projections. The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year, and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, over the course of 2022 the Company provided Purchaser, as part of the annual Group-wide exercise, non-public internal projections regarding its anticipated net income in fiscal years 2022 and 2023 (the “Internal Projections”). The Internal Projections included a projection that the net income of the Company, calculated based on International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board (IASB), would grow at a compound annual growth rate of approximately 14% between 2022 and 2024, leading to a projected Return on Average Equity (ROAE, measured as annual net income divided by average stockholders’ equity) of approximately 20% in 2024.

These Internal Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management. In addition, the Internal Projections may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Internal Projections also reflect assumptions as to certain business decisions that are subject to change.

Accordingly, there can be no assurance that the projections contained in the Internal Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Internal Projections in this U.S. Offer to Purchase should not be regarded as an indication that any of the Company, Purchaser or their respective affiliates, advisors or representatives considered or consider the Internal Projections to be a reliable prediction of future events, and the Internal Projections should not be relied upon as such. None of the Company, Purchaser or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from the Internal Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Internal Projections to reflect circumstances existing after the date the Internal Projections were prepared or to reflect events, even in the event that any or all of the assumptions underlying the projections contained in the Internal Projections are shown to be in error. Neither Purchaser, nor, to the knowledge of Purchaser, the Company, intends to make publicly available any update or other revisions to the Internal Projections. None of the Company, Purchaser or their respective affiliates, advisors or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Internal Projections or that forecasted results will be achieved. The Company has made no representation to Purchaser concerning the Internal Projections.

Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in periodic reports and filed with the SEC. The Company’s filings are available to the public on the SEC’s website (http://www.sec.gov).

You may contact Morrow Sodali International LLC, the Information Agent for the U.S. Offer, at opasantander@investor.morrowsodali.com, or call toll free at (800) 662-5200 to request copies without charge of documents incorporated by reference.

8.	Certain Information Concerning Purchaser

Purchaser

Purchaser and its consolidated subsidiaries are a group of banking and financial companies that operate through a network of offices and subsidiaries across Spain and other European countries (including, among others, the United Kingdom, Austria, Germany, Italy, Poland, Portugal and Norway), several Latin American countries (including, among others, Argentina, Brazil, Chile, Colombia, Mexico, Peru and Uruguay) and the United States offering a wide range of financial products and also conducting banking operations in other parts of the world.

Purchaser was established on March 21, 1857 and incorporated in its present form by a public deed executed in Santander, Spain, on January 14, 1875. Purchaser is incorporated under, and governed by the laws of the Kingdom of Spain and conducts business under the commercial name “Santander”. Purchaser is a foreign private issuer as defined in Rule 3b-4(c) under the Exchange Act.

Purchaser’s principal executive offices are located at Santander Group City. Avda. de Cantabria s/n, 28660 Boadilla del Monte (Madrid), Spain. Purchaser’s telephone number at this address is +34 91 259 65 20.

As of the date of this U.S. Offer to Purchase, Purchaser beneficially owns, directly or indirectly, approximately 96.2% of the Company’s issued and paid-in capital, consisting of 3,464,309,145 Series F shares (or 100% of the total issued Series F shares of the Company) and 3,061,749,167 Series B Shares (or 92.2% of the total issued Series B shares), of which approximately 585.9 million Series B Shares are held by Purchaser in the form of ADSs. Further details on our affiliation with the Company can be found in Schedule 13D filed with the SEC on December 17, 2021.

As of the date of this U.S. Offer to Purchase, Purchaser was not convicted in a criminal proceeding during the past five years, and was not a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining Purchaser from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Source and Amount of Funds

Assuming that all outstanding Series B Shares and ADSs are tendered into the U.S. Offer, the aggregate purchase price payable by Purchaser upon the consummation of the U.S. Offer would be approximately Ps.6.259 million (approximately U.S.$333 million calculated using an exchange rate of Ps. 18.7937/U.S. dollar as of February 1, 2023, as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)), excluding related transaction fees, costs and expenses. Purchaser intends to finance the U.S. Offer with cash on hand. Purchaser will have sufficient cash on hand to finance the consummation of the U.S. Offer upon the expiration of the U.S. Offer.

Because the only consideration to be paid in the U.S. Offer is cash and the U.S. Offer is to acquire all issued and outstanding Series B Shares/ADSs, we believe the financial condition of Purchaser is not material to a decision by a holder of Series B Shares/ADSs whether to sell, hold or tender Series B Shares/ADSs in the U.S. Offer.

10.	Dividends and Distributions

If, at any time during the period on or after the date hereof until the Expiration Time on the Expiration Date, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Shares, the U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the U.S. Offer Price, subject to further adjustment in accordance with this sentence. Similarly, if at any time during the term of the Statutory Sell-out, any change in the number of outstanding Series B Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Series B Shares, the price payable by Purchaser pursuant Statutory Sell-out will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the price payable under the Statutory Sell-out, subject to further adjustment in accordance with this sentence.

The U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer or the Statutory Sell-out will not be adjusted for any cash dividend paid at any time during the period on or after the date hereof.

11.	Conditions to the U.S. Offer

Notwithstanding any other provision of the U.S. Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Series B Shares/ADSs promptly after termination or withdrawal of the U.S. Offer), pay for, and (subject to any such rules or regulations) Purchaser may delay the acceptance for payment for, or the payment for, any Series B Shares/ADSs validly tendered and not properly withdrawn, if any of the following conditions have not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the Expiration Time on the Expiration Date:

Governmental Approvals and Authorizations

All governmental approvals and authorizations required in connection with the Offers shall have been obtained and shall have not been revoked or amended, modified or supplemented in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the completion of the Offers, including the authorization of the CNBV of the Mexican Offer.

Other Conditions

•	Since the commencement of the U.S. Offer, no stop order suspending the effectiveness of the registration or listing of the Shares or any other action by virtue of which the U.S. Offer cannot be completed or which entail additional risks shall have been issued by the SEC, NYSE, the CNBV, the BMV or any other applicable government authority and no proceeding for that purpose shall have been initiated or threatened by the SEC, NYSE, the CNBV, the BMV or any other applicable government authority.

•	Since the commencement of the U.S. Offer, no public, governmental, judicial, legislative or regulatory authority in the U.S., Mexico, Spain or any other relevant jurisdiction (i) shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction or other order, which (a) prevents or prohibits the consummation of the U.S. Offer; (b) adversely affects the terms and/or conditions of the U.S. Offer; (c) imposes material limitations on the ability of Purchaser (or any of its affiliates) to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the U.S. Offer including, without limitation, the right to vote the Shares; (d) prohibits, restrains or makes or seeks to make illegal the payment for, purchase of the Shares pursuant to the U.S. Offer or that would impose material damages in connection therewith; (e) restrains or limits the Company’s business operations; (f) imposes or seeks to impose any material condition to the U.S. Offer in addition to the conditions set forth elsewhere in this U.S. Offer to Purchase, or shall any action, proceeding or complaint be commenced that seeks to do any of the foregoing; or (g) imposes any limitation on the participation of any holder of the Shares in the U.S. Offer; or (ii) shall have threatened to enact, issue, promulgate, enforce or enter, any statute, law, rule, regulation, executive order, decree, injunction or other order, which would have, if enacted, issued, promulgated, enforced or entered, any of the foregoing effects.

•	Since the commencement of the U.S. Offer, there shall not have occurred or been threatened any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, which, in Purchaser’s reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries.

•	Any additional conditions precedent to the Mexican Offer shall have been satisfied or waived.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser or may be waived by Purchaser in whole or in part in Purchaser’s discretion. The determination as to whether any condition has occurred shall be in Purchaser’s sole judgment. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted prior to the Expiration Time on the Expiration Date.

12.	Expected Effects of the U.S. Offer on the Market for ADSs; NYSE Delisting; SEC Deregistration; Deposit Agreement Termination; Margin Regulations

Following completion of the Offers, Purchaser intends to cause the Company to delist the Series B Shares from the BMV and proceed with the deregistration of the Series B Shares and termination of reporting requirements under the Mexican Securities Market Law, the secondary provisions derived therefrom and the internal regulations of the BMV. In addition, Purchaser intends to take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the Deposit Agreement Termination and the NYSE Delisting. Upon completion of the NYSE Delisting, the ADSs would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Further, following the Deposit Agreement Termination Date, the Depositary will no longer provide services in respect of the ADSs, including registration of any transfers of ADSs, except for the limited services indicated herein. Additionally, if at any time after completion of the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, Purchaser would seek to cause the Company to pursue the SEC Deregistration.

Expected Effects of the Offers on the Market for ADSs and the Rights of ADS Holders

If you do not tender your Series B Shares or ADSs in the Offers or, if applicable, sell them pursuant to the Statutory Sell-out, or if your Shares are not otherwise sold by the Depositary as described herein in connection with the Deposit Agreement Termination, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares or ADSs and you would have limited rights to information. As stated above, Purchaser intends to cause the Company to delist the Series B Shares from the BMV and proceed with the deregistration of the Series B Shares and termination of reporting requirements under the Mexican Securities Market Law, the secondary provisions derived therefrom and the internal regulations of the BMV. In addition, Purchaser intends to take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the Deposit Agreement Termination and the NYSE Delisting. Upon completion of the NYSE Delisting, the ADSs would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Further, following the Deposit Agreement Termination Date, the Depositary will no longer provide services in respect of the ADSs, including registration of any transfers of ADSs, except for the limited services indicated herein. Additionally, if at any time after the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, Purchaser would seek to cause the Company to pursue the SEC Deregistration.

Remaining holders of Series B Shares following a SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of affiliates of the Company, as defined in Rule 144(a)(1) of the Securities Act, and persons holding restricted securities of the Company, as defined in Rule 144(a)(3) of the Securities Act, to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Moreover, after the NYSE Delisting, the Company will no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

The Company intends to direct the Depositary to terminate the Deposit Agreement following completion of the initial offer period (the Deposit Agreement Termination). Upon receipt of such instruction, the Depositary will terminate the Deposit Agreement by distributing a notice of such termination to the holders of all ADSs then outstanding (if any) at least thirty (30) days prior to the Deposit Agreement Termination Date. Until the Deposit Agreement Termination Date, the Depositary will continue to perform all of its obligations under the Deposit Agreement, and the holders and beneficial owners of ADSs will be entitled to all of their rights under the Deposit Agreement. If any ADSs will remain outstanding after the Deposit Agreement Termination Date, the Depositary shall not, after the Deposit Agreement Termination Date, have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall, subject, in each case, to the terms and conditions of the Deposit Agreement, continue to (i) collect dividends and other distributions pertaining to Series B Shares, (ii) sell deposited property received in respect of Series B Shares, (iii) deliver Series B Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any other deposited property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the relevant holders and beneficial owners, in each case upon the terms set forth in the Deposit Agreement), and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

Pursuant to the Deposit Agreement, if any ADSs remain outstanding after the Deposit Agreement Termination Date, the Depositary may sell, at any time after such termination, at its sole discretion, the Series B Shares and any other deposited property underlying such ADSs, and shall after such sale convert the proceeds of such sale into U.S. dollars and hold un-invested the net U.S. dollar proceeds of such sale and conversion, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account, net of applicable fees, taxes and expenses, and without liability for interest, for the pro rata benefit of the holders whose ADSs have not theretofore been surrendered. The proceeds of any such sale will be converted into U.S. dollars based on the U.S.$/Ps. exchange rate that the Depositary obtains at the time of completion of the sale, after deducting applicable conversion fees and expenses. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net U.S. dollar proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the relevant holders and beneficial owners, in each case upon the terms set forth in the Deposit Agreement), and (ii) as may be required at law in connection with the termination of the Deposit Agreement. The obligations under the terms of the Deposit Agreement of holders and beneficial owners of ADSs outstanding as of the date of the Deposit Agreement Termination Date shall survive such date and shall be discharged only when the applicable ADSs are presented by their holders to the Depositary for cancellation under the terms of the Deposit Agreement (except as specifically provided in the Deposit Agreement).

Although the specific date of the incorporation of the Repurchase Trust is currently uncertain (as the Repurchase Trust will be incorporated on the same Mexican business day as the date of the cancellation of the registration of the Series B Shares with the Mexican National Securities Registry of the CNBV, which could take several weeks following settlement of the Mexican Offer), Purchaser expects that the Deposit Agreement will be terminated prior to commencement, or during the term, of the subsequent offering period in connection with the Statutory Sell-out. As the Series B Shares are expected to be delisted from the BMV by the Deposit Agreement Termination Date, the Depositary may choose to sell to the Repurchase Trust during the term of the Statutory Sell-out any Series B Shares underlying ADSs that remain outstanding after the Deposit Agreement Termination Date. Any such sales to the Repurchase Trust would be for the same cash consideration in Mexican pesos that would have been paid in respect of such Series B Shares during the Mexican Offer, which the Depositary would then convert into U.S. dollars and hold un-invested for the pro rata benefit of holders of the ADSs then outstanding upon the terms of the Deposit Agreement (net of applicable fees, taxes and expenses), as set forth herein. However, under the terms of the Deposit Agreement, the Depositary is not required to make such sales to the Repurchase Trust and could choose to hold the Series B Shares or otherwise sell them to third parties.

There could be significant differences between the U.S.$/Ps. exchange rate used to effect the conversion of the amounts payable to holders of ADSs who tender their ADSs pursuant to the U.S. Offer (which will be calculated on the Expiration Date as set forth herein) and the U.S.$/Ps. exchange rate used by the Depositary to covert the proceeds of any sales of Series B Shares underlying ADSs that have not been surrendered at the time such sales are effected as set forth above (which exchange rate will be based on the exchange rate that the Depositary obtains at the time of completion of the sale). Rates of exchange between the U.S. dollar and the Mexican peso have been highly volatile in the past, and volatility may occur in the future. Fluctuations in exchange rates that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur in the future. In addition, fees and expenses in connection with to the U.S.$/Ps. conversions could vary significantly. The rate of exchange or the amounts exchanged or paid will be adjusted for local fees, taxes, and forward points as applicable, which could vary significantly between the conversion effected to pay holders of ADSs who tender their ADSs pursuant to the U.S. offer and the conversion effected by the Depositary to convert the proceeds of any sales of Series B Shares underlying ADSs.

Margin Regulations

The Series B Shares/ADSs are subject to Regulations T, U and X (the “Margin Regulations”) of the Board of Governors of the Federal Reserve System. Under Regulation T of the Margin Regulations, the Series B Shares/ADSs are presently “margin securities,” which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the Series B Shares under the Exchange Act is terminated and, consequently, the Series B Shares/ADS are no longer registered or have unlisted trading privileges on a national securities exchange following the U.S. Offer, the ADSs would no longer constitute “margin securities” under Regulation T of the Margin Regulations. As such, the ADSs could no longer be used as collateral for loans made by brokers.

13.	Certain Legal Matters; Regulatory Approvals

General. Except as described in this U.S. Offer to Purchase, we are not aware of any pending legal proceeding relating to the U.S. Offer. Except as set forth in this U.S. Offer to Purchase, based on a review of publicly available filings by the Company with the SEC, Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Series B Shares/ADSs by Purchaser pursuant to the U.S. Offer or otherwise, or (ii) except as discussed herein, any approval or other action by any governmental entity that would be required prior to the acquisition of Series B Shares/ADSs by Purchaser pursuant to the U.S. Offer or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to the Company’s business might not result. Except as otherwise described in this U.S. Offer to Purchase, although we do not presently intend to delay the acceptance for payment of or payment for Series B Shares and/or ADSs tendered into the U.S. Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

Tender Offer Rules Exemptive Relief. Purchaser has requested that the SEC provide:

•	exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the making of the Offers in the manner described herein;

•	exemptive relief from the provisions of Rule 14d-11(d) under the Exchange Act to permit the Statutory Sell-out to begin on the same Mexican business day as the date of the cancellation of the registration of the Series B Shares with the Mexican National Securities Registry of the CNBV, in accordance with the requirements of the Mexican Securities Market Law, rather than no later than 9:00 a.m., Eastern time, on the next U.S. business day after the expiration of the initial offering period of the Offers as required under Rule 14d-11(d) under the Exchange Act;

•	exemptive relief from the provisions of Rule 14d-11(e) under the Exchange Act to permit Purchaser to accept and pay for the Series B Shares sold in the Statutory Sell-out in the manner described herein, which will typically occur within approximately five (5) to fifteen (15) Mexican business days, rather than as required under Rule 14d-11(e); and

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit Purchaser to conduct the Mexican Offer and to purchase Series B Shares tendered pursuant to the Mexican Offer.

14.	Fees and Expenses

Purchaser has retained Morrow Sodali International LLC to serve as the Information Agent and Citibank, N.A. to serve as the Tender Agent in connection with the U.S. Offer. The Information Agent may contact holders of Series B Shares/ADSs by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other securities intermediary to forward the U.S. Offer materials to beneficial holders. Each of the Information Agent and the Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as discussed above, Purchaser will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Series B Shares/ADSs pursuant to the U.S. Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the U.S. Offer materials to their customers.

In addition, the Company will incur its own fees and expenses in connection with the U.S. Offer. The Company will not pay any of the fees and expenses to be incurred solely by Purchaser.

15.	Miscellaneous

The U.S. Offer is being made solely by this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal, and is being made to the holders of Series B Shares (including Series B Shares represented by ADSs) other than Purchaser and its affiliates. Purchaser is not aware of any state where the making of the U.S. Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the U.S. Offer or the acceptance of the Series B Shares/ADSs pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the U.S. Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the U.S. Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Series B Shares/ADSs in such state.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE ACCEPTANCE FOR SERIES B SHARES OR THE ADS LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3 pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, respectively, together with all exhibits thereto, furnishing certain additional information with respect to the U.S. Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and Schedule 13E-3, and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “The U.S. Offer—Section 7. Certain Information Concerning the Company.”

BANCO SANTANDER, S.A.

February 7, 2023

SCHEDULE A

INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS
AND BENEFICIAL OWNERS OF PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

 The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is care of Ciudad Grupo Santander, 28660 Boadilla del Monte (Madrid), Spain. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. None of the directors and officers of Purchaser listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Unless otherwise indicated, all directors and officers listed are citizens of Spain.

Board of Directors

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Spain

Ana Botín-Sanz de Sautuola y O’Shea	Purchaser executive chair since 2014. Joined the board in 1989. Served as chief executive officer of Santander UK plc from 2010 to 2014. Serves as a non-executive director of Coca-Cola Company, member of the advisory board of the Massachusetts Institute of Technology (MIT) and president of the European Banking Federation. She serves as non-executive director of Santander Holdings USA, Inc. and of Santander Bank, N.A. and chair of PagoNxt, S.L.

Héctor Grisi Checa	Joined in 2015 as executive chair and chief executive officer of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México and Grupo Financiero Santander México, S.A. de C.V., and in 2019, was named Regional Head for North America, whose primary markets are Mexico and the US. Before joining the Santander Group (the “Group”), he had spent 18 years at Crédit Suisse in several leadership roles, including head of investment banking for Mexico, Central America and the Caribbean, as well as executive chair and chief executive officer of Crédit Suisse México. Also managed corporate and investment banking at Grupo Financiero Inverméxico and at Casa de Bolsa Inverlat. From 2011 to 2014, was vice-chair of Asociación de Bancos de México. Serves as non-executive chair of Cogrimex, S.A. de C.V. and non-executive director of PagoNxt, S.L.

José Antonio Álvarez Álvarez	Vice chair since 2019 and chief executive officer between 2015 and 2022. Joined the board in 2015. Joined Purchaser in 2002 and was appointed Group chief financial officer in 2004. Served as director of SAM Investments Holdings Limited, Santander Consumer Finance, S.A. and Santander Holdings US, Inc. and as member of the supervisory boards of Santander Consumer Bank AG, Santander Consumer Holding GMBH, and Santander Bank Polska, S.A. Served as board member of Bolsas y Mercados Españoles, S.A. Is non-executive director of Banco Santander (Brasil) S.A. and PagoNxt, S.L.

Bruce Carnegie-Brown	Vice chair and lead independent director. Joined the board in 2015. Former non-executive chair of Moneysupermarket.com Group plc, non-executive director of Jardine Lloyd Thompson Group plc (2016-2017), non-executive director of Santander UK Group Holdings plc and Santander UK, plc. (2019-2021) and held the non-executive chair of Aon UK Ltd. (2012-2015). Former founder and managing partner of the quoted private equity division of 3i Group plc. and president and chief executive officer of Marsh Europe, S.A. Former lead independent director at Close Brothers Group plc. (2006-2014) and at Catlin Group Ltd (2010-2014). Serves as a non-executive chair of Lloyd’s of London and Cuvva Limited, member of the Investment Committee of Gresham House plc, and chair of Marylebone Cricket Club (MCC) and of TheCityUK leadership council. Citizen of the United Kingdom.

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Spain

Homaira Akbari	Joined the board in 2016. Former non-executive director of Gemalto NV and of Veolia Environment S.A. Former chair and chief executive director of SkyBitz, Inc., managing director of TruePosition Inc., non-executive director of Covisint Corporation and US Pack Logistics LLC. She has also held various posts at Microsoft Corporation and Thales Group and she was non-executive chair of WorkFusion, Inc. Serves as chief executive officer of AKnowledge Partners, LLC and independent director of Landstar System, Inc. and Temenos, AG. Serves as non-executive director of Santander Consumer USA Holdings, Inc. and of PagoNxt, S.L. and trustee of the French Institute Alliance Française. Citizen of the United States and France.

Germán de la Fuente	Joined the board in 2022. Was managing partner of Deloitte, S.L.’s Audit & Assurance practice in Spain between 2007 and 2022 and chair and chief executive officer of Deloitte, S.L. between 2017 and 2022. He was also a member of the global board of directors of Deloitte from 2012 to 2016 and of the global audit and risk services committee until June 2021. He has been involved in auditing major Spanish companies and in multiple consulting and advisory projects.

Javier Botín-Sanz de Sautuola y O’Shea	Joined the board in 2004. Executive chair of JB Capital Markets, Sociedad de Valores, S.A. since 2008. Co-founder and executive director of the equities division of M&B Capital Advisers. S.V., S.A. (2000-2008). Previously he was legal advisor to the International Legal Department of Banco Santander (1998-1999). Since 2014 he has been serving as chair of the Botín Foundation and trustee of the Fundación Princesa de Girona.

Sol Daurella Comadrán	Joined the board in 2015. Former member of the board of the Círculo de Economía de Barcelona and independent non-executive director at Banco Sabadell, S.A., Ebro Foods, S.A. and Acciona, S.A. Serves as the honorary consul general of Iceland in Barcelona since 1992. Serves as chair of Coca Cola Europacific Partners, plc., executive chair of Olive Partners. S.A. and holds several positions at companies belonging to the Cobega Group. She serves as chair of the board of trustees of the FERO Oncology Research Foundation and vice chair of Instituto de la Empresa Familiar.

Henrique De Castro	Joined the board in 2019. Former independent director of First Data Corporation, chief operating officer of Yahoo, manager of the worldwide devices, media and platform business of Google, the sales and business development manager for Europe of Dell Inc. and a consultant at McKinsey & Company. He serves as an independent director of Fiserv Inc. and non-executive director of PagoNxt, S.L. Citizen of Portugal.

Gina Díez Barroso Azcárraga	Joined the board in 2020. Former independent director of Banco Santander México, S.A. and several Group companies in México, member of the board of Americas Society and Council of the Americas, Laurel Strategies and Qualitas of Life Foundation. She serves as non-executive chair of Grupo Diarq, S.A. de C.V. and Centro de Diseño y Comunicación S.C. (Universidad Centro). Serves as non-executive director of Bolsa Mexicana de Valores (BMV) and Dalia Women, S.A.P.I. de C.V., member of Comité de 200 (C200) and represents Mexico at the W20, the G20 womens’ initiative. She serves as a non-executive director of Universidad de Mexico. She is a founder and has served as a trustee of the Pro-Educación Centro and Diarq foundations. Citizen of Mexico.

Luis Isasi Fernández de Bobadilla	Joined the board in 2020. Held several executive positions at JP Morgan in New York and First National Bank of Chicago in London. In 1987 he joined Morgan Stanley, where he was Managing Director of investment banking for Europe and, as from 1997 to February 2020, held a position as chair and country head in Spain, currently being Senior Advisor. Former director of Madrileña Red de Gas, S.A. and Sociedad Rectora de la Bolsa de Madrid, S.A., and independent director of Grifols, S.A. He serves as non-executive chair of Santander España and an independent director of Compañía de Distribución Integral Logista Holdings, S.A. (Logista).

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Spain

Ramiro Mato García-Ansorena	Joined the board in 2017. Held several positions in Banque BNP Paribas, including chair of the BNP Paribas Group in Spain. Formerly held several significant positions in Argentaria. Has served as a member of the Spanish Banking Association (AEB) (representing Banque BNP Paribas) and of Bolsas y Mercados Españoles, S.A. and was a member of the board of trustees of Fundación Española de Banca para Estudios Financieros (FEBEF). Serves as chair of Ansorena, S.A., senior advisor of ACON Southern Europe Advisory, S.L. and vice-chair of the board of trustees Fundación Esperanza y Alegría.

Glenn Hutchins	Joined the board in 2022. Glenn Hutchins co-founded US technology and investment firm, Silver Lake, where he was chief executive officer until 2011. Prior to that, Mr. Hutchins had been a senior managing director at The Blackstone Group (1994-1999) and Thomas H. Lee Co. (1985-1994), and a consultant at Boston Consulting Group. He has also served on the boards of SunGard Data Systems (chair, 2005-2015), NASDAQ (2005-2017) and Virtu Financial (2017-2021). He served as a director and chair of the audit and risk committee of the Federal Reserve Bank of New York from 2011 to 2021. Additionally, he served on the board of the Harvard Management Company, which manages Harvard University’s endowment, for a decade. Furthermore, Mr. Hutchins worked with President Clinton in the transition of power and the White House as special advisor on economic and healthcare policy. Currently, Mr. Hutchins is non-executive chair of investment firm North Island Ventures and an independent director of AT&T. He is a member of the international advisory board and investment board of Singapore’s Government Investment Corporation (GIC), co-chair of the Brookings Institution, chair of CARE, and vice chair of the Obama Foundation. He also serves on the executive committee of the Boston Celtics Basketball Team. Citizen of the United States.

Belén Romana García

Joined the board in 2015. Former senior executive vice president of Economic Policy and senior executive vice president of the Treasury of the Ministry of Economy of the Spanish Government and director of the Bank of Spain and the CNMV. Former director of the Instituto de Crédito Oficial and of other entities on behalf of the Spanish Ministry of Economy. Served as non-executive director of Banco Español de Crédito, S.A., Aviva plc and Aviva Italia Holding S.p.A. and executive chair of Sociedad de Gestión de Activos Procedentes de la Reestructuración Bancaria, S.A. (SAREB). Serves as independent director of SIX Group AG, its subsidiary Bolsas y Mercados Españoles. She is also the non-executive chair of its other subsidiaries, SIX Digital Exchange AG and SDX Trading AG. Furthermore, she is an independent director of Werfen, S.A., co-chair of the Global Board of Trustees of the Digital Future Society and a member of the advisory board of Rafael del Pino Foundation, of Inetum and of TribalData and senior advisor of Artá Capital. She is also academic director of IE Leadership & Foresight Hub programme.

Pamela Walkden

Joined the board in 2019. Held a number of senior management positions predominantly at Standard Chartered Bank, including as Group Head of Human Resources, chief risk officer, Group Treasurer, Group Head of Asset and Liability Management and Regional Markets, Group Head of Internal Audit, Group Head of Corporate Affairs and Group Manager of Investor Relations. Former independent member of the UK Prudential Regulation Authority (PRA) Regulatory Reform Panel and member of the European Banking Authority Stakeholder Group. Serves as independent non-executive director of Santander UK plc. and of Santander UK Group Holdings plc. and member of the advisory board of JD Haspel Limited and lay member of the Welfare and Ethics Committee of the Royal Veterinary College. Citizen of the United Kingdom.

Executive Officers

Name	Current Principal Occupation, Five-Year Employment History and Country of Citizenship if other than Spain

Ana Botín-Sanz de Sautuola y O’Shea	(See above)

José Antonio Álvarez	(See above)

Alexandra Brandão	Senior executive vice president and, since February 2021, global head of Human Resources. She joined Grupo Santander in 2003 as head of Products and Services for Individuals at Santander Totta. She served as global head of Knowledge and Development at the Grupo Santander Corporate Centre (2012-2016), head of Human Resources (2016-2018) and head of Commercial Management and Segments at Santander Portugal (2019-2020). Citizen of Portugal.

Juan Manuel Cendoya	Senior executive vice president and head of Communications, Corporate Marketing and Research after joining the Group in 2001. Vice chair of the board of directors of Purchaser and head of Institutional and Media Relations of Santander España since 2016. Previously served as non-executive director at Arena Media Communications Network, S.L. Previously served as head of the legal and tax department of Bankinter, S.A.

José Doncel	Senior executive vice president and Group chief accounting officer since 2014. He served as head of accounting and financial management at Banesto (1994-2013). Previously, he was appointed Senior Executive Vice President and head of the Internal Audit division in 2013 and Group chief accounting officer in 2014. He is qualified as a state attorney.

Keiran Foad[1]	Senior executive vice president since 2016 and Group chief risk officer since 2018 after joining the Group in 2012. Previously, he held risk and corporate leadership roles at Barclays Bank plc (1985-2011) and served as chief risk officer at Northern Rock plc. Citizen of United Kingdom.

Mahesh Aditya[1]

Joined the Group in 2017 as chief operating officer for Santander Holdings USA, before becoming chief risk officer in 2018, then chief executive officer of Santander Consumer USA (SCUSA) in 2019. Previously held chief risk officer roles at Visa, JP Morgan, Capital One and Citibank. Citizen of the United States.

José Antonio García Cantera	Senior executive vice president and Group chief financial officer since 2015. Joined the Group in 2003 and was appointed chief executive officer of Banco Español de Crédito, S.A. (Banesto) in 2006. Formerly a member of the executive committee of Citigroup EMEA and member of the board of directors of Citigroup Capital Markets Int, Ltd. and Citigroup Capital Markets UK. In 2012, he was appointed senior executive vicepresident of Global Corporate Banking.

Juan Guitard	Senior executive vice president and Group chief audit executive. He joined the Group in 1997 as head of Human Resources of Santander Investment, S.A. He was also general counsel and secretary of the board of Santander Investment, S.A. and Banco Santander de Negocios. In 2002, he was appointed vice secretary general of Purchaser. In 2013 he was head of Purchaser’s Risk division. Appointed head of Internal Audit division in 2014. He is qualified as a state attorney.

José María Linares	Senior executive vice president and global head of Corporate and Investment Banking since 2017. He served as senior vice-president and senior Latin America telecom equity analyst at Oppenheimer & Co. New York (1994-1997), and senior director Latin America TMT equity analyst at Société Générale, New York & São Paolo (1997-1999). Former managing director and head of Global Corporate Banking at J.P. Morgan Chase & Co. from 2011 to 2017.

Mónica López-Monís	Senior executive vice president and head of Supervisory and Regulatory Relations since September 2019. She joined the Group in 2009 as general counsel and secretary of the board of Banco Español de Crédito, S.A. (Banesto) and served as Group chief compliance officer from 2015 to 2019. She is qualified as a state attorney.

1On December 22, 2022, Purchaser’s board of directors announced the appointment of Mahesh Aditya as Group chief risk officer to succeed Keiran Foad, who will depart from the Group in March 2023 after the transition period is complete. Mr Aditya’s appointment is subject to obtaining the necessary regulatory approval.

Name	Current Principal Occupation, Five-Year Employment History and Country of Citizenship if other than Spain

Dirk Marzluf	Senior executive vice president and Group head of IT and Operations since 2018. Previously was AXA Group chief information officer from 2013. He held global roles at Accenture, Daimler Chrysler and Winterthur Group. Citizen of Germany.

Víctor Matarranz	Senior executive vice president and global head of Wealth Management & Insurance since 2017. Appointed head of executive chairman’s office and strategy in 2014 after joining the Group in 2012. Previously, he had held several roles at McKinsey & Company, where he had become partner.

José Luis de Mora	Senior executive vice president and Group head of Strategy and Corporate Development and of Digital Consumer Bank. He was appointed head of Financial Planning and Corporate Development in 2015, after joining the Group in 2003. He serves as head and chief executive officer of Santander Consumer Finance since 2020.

Jaime Pérez Renovales	General secretary and secretary of the board after joining the Group in 2003. Former director of the office of the second vice president of the Government for Economic Affairs and Minister of Economy, deputy secretary to the Spanish Prime Minister, chair of the Spanish State Official Gazette and the committee for the Government Reform. Previously, he had been vice general counsel and vice-secretary of the board and head of legal of the Group. He was also general secretary and secretary of the board of Banco Español de Crédito, S.A. and deputy director of legal services at the CNMV. He is a State Attorney.

António Simões	Senior executive vice president, regional head of Europe. He was country head of Purchaser between 2021 and 2022. He joined Grupo Santander in 2020 as regional head of Europe. Previously, he held several positions at HSBC, including chief executive officer of global private banking, member of the group management board and group executive committee, and chief executive of HSBC Bank plc and chief executive of Europe, encompassing all UK and European operations for HSBC Group. Citizen of Portugal.

Marjolein van Hellemondt-Gerding	Senior executive vice president and Group chief compliance officer. She joined Group in 2019 as senior executive vice-president and chief compliance officer. Previously, she served as chief compliance officer of several banking and financial entities such as NN Group, Zurich Insurance Company and De Lage Landen International B.V. Citizen of Netherlands.

As of February 2, 2023, the directors and executive officers of Purchaser owned, directly or indirectly, approximately 61,190,319 ordinary shares of Purchaser (including in the form of Purchaser ADSs), representing approximately 0.363% of the outstanding ordinary shares of Purchaser, and were entitled to vote, approximately 61,190,319 ordinary shares of Purchaser, representing approximately 0.363% of the outstanding ordinary shares of Purchaser. As of February 2, 2023, the directors and executive officers of Purchaser did not own, directly or indirectly, nor were entitled to vote, any Series B Shares (including in the form of ADSs).

To the extent known by the Purchaser, no executive officer, director or affiliate of the Company, executive officer and director of the Purchaser, person controlling the Purchaser or executive officer and director of any corporation or other person ultimately in control of the Purchaser currently intends to tender or sell in the Offers any Shares owned or held by that person.

The Tender Agent for the U.S. Offer to Purchase is:

Citibank, N.A.

If delivering by mail, hand, express mail, courier, or other expedited service:

NOTICE OF GUARANTEED DELIVERY

Citibank, N.A.

If delivering by facsimile transmission (for Eligible Institutions only):

(816) 374-7427

Confirm Facsimile Transmission by telephone only:

(844) 460-9413

By mail courier:

Citibank, N.A.

P.O. Box 219287

Kansas City, MO 64121-9287

Ref: Banco Santander Tender

By overnight courier:

Citibank, N.A.

430 W 7th Street, Suite 219287

Kansas City, MO 64105-1407

Ref: Banco Santander Tender

The ADS Letter of Transmittal, ADRs evidencing ADSs, and any other required documents, if applicable, should be sent to the Tender Agent at the address set forth below:

The Tender Agent for the U.S. Offer (solely with respect to the ADSs) is:

Citibank, N.A.

By mail courier:

Citibank, N.A.

P.O. Box 219287

Kansas City, MO 64121-9287

Ref: Banco Santander Tender

By overnight courier:

Citibank, N.A.

430 W 7th Street, Suite 219287

Kansas City, MO 64105-1407

Ref: Banco Santander Tender

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE TENDER AGENT.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this U.S. Offer to Purchase, the related Acceptance for Series B Shares and the related ADS Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

Morrow Sodali LLC

509 Madison Avenue

New York, NY 10022

or

Call Toll-Free (800) 662-5200

Email: opasantander@investor.morrowsodali.com